Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
among
SAP America, Inc.,
Sheffield Acquisition Corp.
and
Sybase, Inc.
Dated as of May 12, 2010

-i-

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

-iii-

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of May 12, 2010 (this “Agreement”), is by and among SAP America, Inc., a Delaware corporation (“Parent”), Sheffield Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), and Sybase, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.
          WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by the Purchaser upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, in furtherance of such acquisition, the Purchaser has agreed to, and Parent has agreed to cause the Purchaser to, commence a cash tender offer (such offer, as amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), including the associated preferred share purchase rights (the “Company Rights”) issued in connection with and subject to the Preferred Stock Rights Agreement between the Company and American Stock Transfer and Trust Company, as rights agent, dated as of July 31, 2002, as amended as of February 14, 2005 and as further amended as of May 12, 2010 (as so amended, the “Company Rights Agreement”) (which Company Rights, together with the shares of the Company Common Stock, are hereinafter referred to as the “Shares”), at a price per Share of $65.00 (such amount or any greater amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law;
          WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be cancelled and converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;
          WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, duly and unanimously (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable Law, adopt this Agreement (the “Company Board Recommendation”);

          WHEREAS, the Board of Directors of the Purchaser has, upon the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger;
          WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Guarantor is entering into this Agreement to provide for the guaranty provided for in Section 8.15 in favor of the Company with respect to certain of Parent’s and Purchaser’s obligations under this Agreement; and
          WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE 1
THE OFFER AND THE MERGER
     1.1 The Offer.
          (a) Provided that this Agreement shall not have previously been terminated in accordance with Section 7.1, the Company has fulfilled its obligation to provide information to Parent and the Purchaser pursuant to Section 1.1(h) and the Company is prepared (in accordance with Section 1.2(b), to file the Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) on the same date as the Purchaser commences the Offer, the Purchaser shall, and Parent shall cause the Purchaser to, within 10 Business Days after the date of the initial public announcement of this Agreement, commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligation of the Purchaser to accept for payment or pay for any shares validly tendered in the Offer and not properly withdrawn shall be subject solely to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares, if any, then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, voting power, represents at least a majority of the Shares then outstanding (determined on a Fully Diluted Basis) and no less than a majority of the voting power of the shares of capital stock of the Company then outstanding (determined on a Fully Diluted Basis) and entitled to vote upon the adoption of this Agreement on the date Shares are accepted for payment (collectively, the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or the Purchaser in their sole discretion, of the other conditions and requirements set forth in Annex I.
          (b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or the Purchaser in their sole discretion, of the other conditions and requirements set forth in Annex I, the Purchaser shall, and Parent shall cause the Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Purchaser is legally permitted to do so under applicable Law (the date and time of acceptance for payment of such Shares, the “Acceptance Time”). Parent shall provide or cause to be provided to the Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that the Purchaser becomes obligated to accept for payment and purchase pursuant to the Offer. The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid net to the holder of such Share in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e).
          (c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other conditions and requirements set forth in Annex I. Parent and the Purchaser expressly reserve the right to increase the Offer Price, waive any condition to the Offer (except the Minimum Condition) or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise contemplated by this Agreement or as previously approved by the Company in writing, the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend or modify any of the other conditions and requirements to the Offer in a manner adverse to the holders of Shares, (vi) impose additional conditions to the Offer or (vii) extend the Expiration Date other than in accordance with this Agreement.
          (d) Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 9:00 p.m. (Eastern time) on July 1, 2010 (the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).
          (e) Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be permitted and required to extend the Offer from time to time only as follows (and the Purchaser and Parent shall not extend the Offer for any other reason without the prior written consent of the Company) (i) if on any then-scheduled Expiration Date any of the conditions to the Offer (including the Minimum Condition or the other conditions and requirements set forth in Annex I) have not been satisfied or, to the extent permitted, waived by Parent or the Purchaser, then the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer for successive periods of 10 Business Days each in order to permit the satisfaction of such condition or conditions or, to the extent permitted, the waiver of such condition or conditions, and (ii) the Purchaser shall (and Parent shall cause the Purchaser to) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.
          (f) If necessary to obtain sufficient Shares to reach the Short Form Threshold (without regard to Shares issuable upon the exercise of the Top-Up Option or Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), the Purchaser may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement and the

Offer, the Purchaser shall, and Parent shall cause the Purchaser to, immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period”. The Offer Documents shall provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).
          (g) The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company unless this Agreement is terminated pursuant to Article 7. If this Agreement is terminated pursuant to Article 7, the Purchaser shall, and Parent shall cause the Purchaser to terminate the Offer promptly. If the Offer is terminated by the Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares that have not then been purchased in the Offer to the registered holders thereof.
          (h) On the date of the commencement of the Offer, Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits: the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and other ancillary Offer documents and instruments required by the Exchange Act pursuant to which the Offer shall be made (collectively, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent all information concerning the Company that may be reasonably requested by Parent in connection with any action contemplated by this Section 1.1(h). Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by the Exchange Act, the SEC or its staff or The New York Stock Exchange (the “NYSE”). Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to correct promptly any information provided by such party for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Parent and the Purchaser agree to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. No representation is made by Parent or the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. Except in connection with a disclosure regarding a Change of Board Recommendation or an Acquisition Proposal received by the Company, the Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, except in connection with a disclosure regarding a Change of Board Recommendation or an Acquisition Proposal received by the Company, Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon any such written responses and Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.
          (i) The Offer Price shall be automatically adjusted to the extent appropriate to reflect the effect of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Company Common Stock occurring or having a record date on or after the date of this Agreement and prior to the payment by the Purchaser for the Shares.
     1.2 Company Actions.
          (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.
          (b) Substantially contemporaneously with the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.4(d), contain the Company Board Recommendation. The Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. Parent and the Purchaser shall promptly furnish to the Company all information concerning Parent and the Purchaser that is required by the Exchange Act to be set forth in the Schedule 14D-9. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and to the extent required by the Exchange Act, the SEC or its staff or the NYSE. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to correct promptly any information provided by such party for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. No representation is made by the Company with respect to information supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9. Except in connection with a disclosure regarding a Change of Board Recommendation or an Acquisition Proposal received by the Company, Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. In addition, except in connection with a disclosure regarding a Change of Board Recommendation or an Acquisition Proposal received by the Company, (i) the Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto and (ii) Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.

          (c) Promptly after the date hereof (and in any event in sufficient time to permit the Purchaser to commence the Offer in a timely manner) and otherwise from time to time as may be reasonably requested by the Purchaser or its agents, the Company shall furnish or use its reasonable best efforts to cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish or use its reasonable best efforts to cause to be furnished to the Purchaser such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and the Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Article 7, shall deliver to the Company all copies of such information then in their possession. In addition, in connection with the Offer, the Company shall, and shall use its reasonable best efforts to cause any third parties retained or engaged by or on behalf of the Company to, cooperate with Parent and the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Stock Option Plan, the ESPP or any other Company Benefit Plan, and to permit such holders of Shares to tender Shares in the Offer.
     1.3 Directors.
          (a) Following the Acceptance Time, and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Parent representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Parent pursuant to this Section 1.3) multiplied by the percentage that the aggregate number of Shares then owned directly or indirectly by Parent bears to the total number of Shares then outstanding. After the Acceptance Time, the Company shall, upon request by Parent, take all actions as are necessary to enable Parent’s designees to be so elected or appointed to the Company Board, including by promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the Company Bylaws if necessary to increase the size of the Company Board) and/or promptly securing the resignations of such number of its incumbent directors as is necessary to provide Parent with such level of representation, and shall cause Parent’s designees to be so elected or appointed at such time (the date on which Parent’s designees are so elected or appointed to the Company Board, the “Director Appointment Date”). After the Acceptance Time, the Company shall also, upon Parent’s request, cause the directors elected or designated by Parent to the Company Board to serve on and constitute the same percentage as such individuals represent of the entire Company Board (but not less than a majority) (rounded up to the next whole number) of: (i) each committee of the Company Board; (ii) each board of directors (or similar body) of each Company Subsidiary; and (iii) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the rules of the NYSE. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that Parent, the Purchaser or any of their respective affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.
          (b) The Company’s obligations to appoint or elect Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. At the request of Parent, the Company shall take all actions necessary to effect any such appointment or election of Parent’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Parent otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent shall supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and affiliates as is required by such Section and Rule.
          (c) After Parent’s designees are appointed or elected to, and constitute a majority of, the Company Board pursuant to Section 1.3(a), and prior to the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date hereof, each of whom shall be an “independent director” as defined by Rule 303A.02 of the NYSE Listed Company Manual and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors shall be entitled to elect or designate a person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.3(c). So long as there shall be at least one Continuing Director, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or the Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement for the benefit of the Company, any change of date or postponement or adjournment of the Special Meeting except as required by applicable Law, or any exercise of the Company’s rights or remedies under this Agreement and any amendment of the Company Certificate or the Company Bylaws shall require the concurrence of a majority of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director).
     1.4 The Merger.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.
          (b) The Company Certificate shall, subject to Section 5.9, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “the name of the Corporation is “Sybase, Inc.” and all references therein to the Purchaser shall be automatically amended and shall become references to the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall, subject to Section 5.9, be the bylaws of the Surviving Corporation, except that all references therein to the Purchaser shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.
          (c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
          (d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
     1.5 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Pacific Time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California 94303, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause an appropriate certificate of ownership and merger or certificate of merger or other appropriate documents (in any case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time”.
     1.6 Meeting of Stockholders to Approve the Merger. If the adoption of this Agreement by the stockholders of the Company is required by applicable Law in order to effect the Merger after the Acceptance Time:
          (a) The Company shall prepare a proxy statement or information statement for the Special Meeting (together with any amendments and supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement, and shall file the Proxy Statement with the SEC as promptly as practicable after the Acceptance Time. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel. Subject to Section 5.4(d), the Company shall include the Company Board Recommendation in the Proxy Statement. Parent and the Purchaser shall promptly furnish to the Company all information concerning Parent and the Purchaser that is reasonably requested by the Company in connection with any action contemplated by this Section 1.6(a). The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to promptly correct any information provided by such party for use in the Proxy Statement, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Proxy Statement, as so corrected, to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement, mailed to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall provide Parent, the Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, the Purchaser and their counsel.
          (b) The Company, acting through the Company Board, shall, in accordance with applicable Law: (i) duly set a record date for, and within three Business Days after receipt of SEC clearance of the Proxy Statement (or 10 days after the preliminary Proxy Statement has been filed with the SEC and no comments thereon have been received from the SEC), call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date to be set for a date after the Acceptance Time and in consultation with Parent); (ii) as promptly as practicable after clearance of the Proxy Statement from the SEC (or 10 days after the preliminary Proxy Statement has been filed with the SEC and no comments thereon have been received from the SEC), print and mail the Proxy Statement to the stockholders of the Company; and (iii) use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger, and secure any approval of the stockholders of the Company that is required by applicable Law to effect the Merger; provided, that (A) the Company shall not change the date of, postpone or adjourn the Special Meeting without Parent’s prior written consent and (B) Parent may cause the Company to postpone or adjourn the Special Meeting to a date that is not later than five Business Days prior to the Outside Date by prior written notice to the Company, if required by applicable Law.
          (c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned of record by Parent or the Purchaser or with respect to which Parent or the Purchaser otherwise has, directly or indirectly, voting power in favor of the adoption of this Agreement and Parent shall use its reasonable best efforts to deliver or provide (or cause to be delivered or provided), in its capacity as a stockholder of the Company, any other stockholder approvals that are required by applicable Law to effect the Merger.
     1.7 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 1.6, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Purchaser in accordance with this Agreement and, if applicable, the exercise of the Top-Up Option, Parent and the Purchaser shall then hold of record, in the aggregate, at least 90% of the outstanding Shares (the “Short Form Threshold”), the parties hereto agree to take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.
     1.8 Top-Up Option.
          (a) The Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”), exercisable only after the Acceptance Time and only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price an aggregate number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares acquired by the Purchaser pursuant to the Offer, constitutes one share more than 90% of the Fully Diluted Shares immediately after the issuance of the Top-Up Option Shares; provided, however, that the Top-Up Option shall not be exercisable (i) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the Company’s then authorized and unissued Shares (including as authorized and unissued Shares, for purposes of this Section 1.8, any Shares held in the treasury of the Company and the Company Subsidiaries) and (ii) if immediately after such exercise and the issuance of Shares pursuant to the Top-Up Option, the Short Form Threshold would not be reached (assuming the issuance of the Top-Up Option Shares). Upon Parent’s request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option and immediately after giving effect to the issuance of the Top-Up Option Shares. The Purchaser may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either entirely in cash or, at the Purchaser’s election, by paying (x) in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash (the “Promissory Note”). The Promissory Note shall be unsecured, full recourse, non-negotiable and non-transferable, bear simple interest at 2% per annum, shall provide that principal and interest is due one year after the purchase of the Top-Up Option Shares, and shall be prepayable in whole or in part without premium or penalty.
          (b) Provided that no applicable Law (other than the rules and regulations of the NYSE, which shall not apply for purposes of this Section 1.8) shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Purchaser may exercise the Top-Up Option in whole after the Top-Up Option has become exercisable and prior to the Effective Time. The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.
          (c) To exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice”) at least one Business Day in advance of such exercise specifying (i) the number of Shares held by Parent and Purchaser immediately preceding the purchase of the Top-Up Option Shares, (ii) the denominations of the certificate or certificates evidencing the Top-Up Option Shares that the Purchaser wishes to receive, and (iii) the place, time and date for the closing of the purchase and sale of the Top-Up Option Shares (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, including, at the Purchaser’s option, by delivery of a Promissory Note in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Purchaser a certificate or certificates representing the Top-Up Option Shares or, at the Purchaser’s request or otherwise if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law.
          (d) Parent and the Purchaser acknowledge that the Shares which the Purchaser may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and the Purchaser represent and warrant to the Company that the Purchaser is, and shall be upon any purchase of Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. The Purchaser agrees that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
     2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:
          (a) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive the Offer Price (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e) and subject, in the case of shares of Company Restricted Stock, to Section 2.4(b), upon surrender of the Certificate formerly representing such Shares (or, in the case of Book-Entry Shares, surrender of such Book-Entry Shares) in accordance with Section 2.2.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary that is directly or indirectly wholly-owned by the Company, and all Shares owned of record by Parent, the Purchaser or any of their respective direct or indirect wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.
          (c) The Purchaser Common Stock. Each share of common stock, no par value per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
     2.2 Payment for Securities; Surrender of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent or Purchaser shall designate a reputable bank or trust company reasonably acceptable to the Company to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”). At or promptly after the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent funds sufficient to pay the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement; provided, however, in the event that such funds on deposit with the Paying Agent are insufficient to pay the aggregate Merger Consideration, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent such additional funds as are necessary to ensure that the Paying Agent has funds sufficient to pay the aggregate Merger Consideration. Such funds shall be invested or otherwise held by the Paying Agent as directed by Parent or Purchaser, in their sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments, if any, shall be the sole and exclusive property of Parent or Purchaser, and no part of any such earnings shall accrue to the benefit of holders of Shares.

          (b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”), in each case, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares, as the case may be, to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates or transfer of Book-Entry Shares for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or an “agent’s message in the case of a book entry transfer of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.
          (c) Transfer Books; No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates or the transfer of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
          (d) Termination of Fund; Abandoned Property; No Liability. At any time following the 12 month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). If, immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (e) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Offer Price, Merger Consideration or other payment otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company SARs or shares of Company Restricted Stock, as applicable, such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law, including with respect to any stock transfer Taxes payable by the seller. To the extent that amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options, Company SARs or shares of Company Restricted Stock, as applicable, in respect of which such deduction and withholding was made by Parent, the Purchaser, the Surviving Corporation or the Paying Agent.
          (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the earlier of the Director Appointment Date or the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment (unless required by Law) with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.
     2.4 Treatment of Options; Restricted Stock; Stock Plans. No later than immediately prior to the Acceptance Time, the Company shall have taken all requisite action such that:
          (a) Treatment of Company Options and Company SARs. Each Company Option and each Company SAR that is unexpired, unexercised and outstanding as of the Acceptance Time, whether vested or unvested, shall be, by virtue of the occurrence of the Acceptance Time and without any action on the part of Parent, the Purchaser, the Company, the holder of such Company Option or Company SAR or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, within 30 days following the Acceptance Time, an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Option or Company SAR, and (y) the excess, if any, of the Offer Price over the per share exercise price under such Company Option or Company SAR. If the per share exercise price under any such Company Option or Company SAR is equal to or greater than the Offer Price, such Company Option or Company SAR shall be canceled pursuant to this Section 2.4(a) without payment of consideration.
          (b) Treatment of Company Restricted Stock Awards. The payout of the Merger Consideration pursuant to Section 2.1(a) in exchange for each share of Company Common Stock that immediately prior to the Acceptance Time remained subject to the Company’s outstanding right to claim the return of such share under the terms of a Company Restricted Stock Award (each, a share of “Company Restricted Stock”) shall remain subject to the vesting terms that applied with respect to such share of Company Restricted Stock immediately prior to the Acceptance Time under the Company Restricted Stock Award applicable to such share of Company Restricted Stock. The Merger Consideration otherwise payable pursuant to Section 2.1(a) in exchange for each share of Company Restricted Stock (“Unvested Cash”) shall not be payable by the Purchaser at the Acceptance Time or the Effective Time (other than as specifically provided by the terms of a Contract (other than the Company Stock Option Plan applicable to each such award) to the contrary between the holder of such share of Company Restricted Stock and the Company or a Company Subsidiary that is in effect on the date of this Agreement) and shall instead be paid by the Purchaser in a cash lump-sum on the date upon which such share of Company Restricted Stock would have vested under the terms and conditions set forth in the Company Restricted Stock Award applicable to such share of

Company Restricted Stock (and provided that if such terms and conditions are not satisfied and vesting ceases to continue at any point after the Effective Time, no cash payment shall be made with respect to such share of Company Restricted Stock). All amounts payable pursuant to this Section 2.4(b) shall be paid without interest. Following the Effective Time, no Unvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the payment to such Person of such Unvested Cash in accordance with this Agreement. Notwithstanding any of the foregoing to the contrary, each share of Company Restricted Stock held by a non-employee director of the Company that is outstanding as of the Acceptance Time shall not be assumed or substituted for by the Purchaser and shall instead be cancelled in exchange for a payment by the Purchaser in respect of each share of Company Restricted Stock in an amount equal to the Offer Price, to be paid in a cash lump-sum as soon as practicable following the Acceptance Time.
          (c) Termination of Company Stock Option Plans. After the Acceptance Time, all Company Stock Option Plans shall be terminated and no further Company Options, Company SARs, Company Restricted Stock Awards or other rights with respect to Shares shall be granted thereunder.
     2.5 Waivers; Board or Committee Resolutions
          (a) To the extent necessary to give effect to the transactions contemplated in Section 2.4, the Company shall, prior to the Acceptance Time, use its reasonable best efforts to (i) provide notice, in a form and substance reasonably acceptable to Parent, to all holders of outstanding Company Options, Company SARs and shares of Company Restricted Stock that are subject to Section 2.4 and (ii) obtain all necessary waivers, consents or releases from the Company’s executive leadership team with respect to their shares of Company Restricted Stock.
          (b) Prior to the Acceptance Time, the Company Board or any committee thereof that administers the Company Stock Option Plans shall adopt resolutions, in a form reasonably acceptable to Parent, approving the transactions contemplated in Section 2.4 as valid under the terms of the Company Stock Option Plans and the award agreements issued thereunder and further documenting that: (i) the transactions contemplated in Section 2.4 are consistent with the terms of the Company Stock Option Plans and the award agreements issued thereunder, (ii) Parent’s assumption of the obligation to pay the Merger Consideration with respect to any Unvested Cash that vests pursuant to the terms set forth in Section 2.4(b) will result in Parent substituting an equivalent award for each share of Company Restricted Stock that becomes subject to the terms set forth in Section 2.4(b), and (iii) neither consummation of the Offer nor the consummation of the Merger shall accelerate the vesting of any shares of Company Restricted Stock that are exchanged for Unvested Cash, except as specifically provided by (A) Section 2.4(b) with respect to any such shares held by non-employee directors of the Company or (B) the terms of a Contract (other than the Company Stock Option Plan applicable to each such award) to the contrary between the holder of any such shares and the Company or a Company Subsidiary that is in effect on the date of this Agreement.

     2.6 Treatment of Employee Stock Purchase Plan. The Company shall terminate the ESPP as of or prior to the Effective Time. The Company shall, promptly after the date hereof, take all actions that are necessary to give effect to this Section 2.6 such that no options remain outstanding under the ESPP as of the Effective Time, including terminating the pending offering in progress promptly after the date hereof and returning all funds contributed to the ESPP that have not been used to purchase Company Common Stock to the participants as soon as administratively feasible.
     2.7 Amendment of Plans. As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Option Plan or the ESPP) shall adopt such resolutions or take such other actions as are required or reasonably requested by Parent to give effect to the transactions contemplated by this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in (i) the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, as applicable, or (ii) any other part of the Company Disclosure Schedule where it is reasonably apparent based on the substance of such disclosure or the context in which such disclosure is made that such disclosure shall be deemed to be disclosed with respect to any other Section or Subsection of this Agreement, the Company hereby represents and warrants to Parent and the Purchaser as follows:
     3.1 Organization and Qualification; Subsidiaries.
          (a) The Company and each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company and each Company Subsidiary is duly qualified to do business and is in good standing (to the extent a concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had a Company Material Adverse Effect.
          (b) The Company has delivered or caused to be delivered to Parent and the Purchaser true and complete copies of the Company Certificate and the Company Bylaws, and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary set forth on Section 3.1(b) of the Company Disclosure Schedule. The Company is not in violation of the Company Certificate or Company Bylaws. None of the

Company or Company Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          (c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.
     3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 8,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), including 200,000 shares of Series A Participating Preferred Stock, par value $0.001 per share, reserved for issuance in connection with the exercise of Company Rights issued pursuant to the Company Rights Agreement. As of the close of business on May 10, 2010, there were 105,291,069 shares of Company Common Stock (of which 18,378,553 shares of Company Common Stock were held in treasury by the Company and of which 1,392,162 shares were shares of Company Restricted Stock) and no shares of Company Preferred Stock issued and outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
          (b) As of the close of business on May 10, 2010, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 200,000 shares of Company Preferred Stock reserved for issuance pursuant to the Company Rights Agreement, (ii) 6,201,598 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans, (iii) 320,774 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company SARs under the Company Stock Option Plans, (iv) 930,370 shares of Company Common Stock reserved for issuance pursuant to the ESPP and (v) 16,013,774 shares of Company Common Stock reserved for issuance pursuant to the 2009 Notes. All shares of Company Common Stock subject to issuance under any Company Stock Option Plan, the ESPP or the 2009 Notes, as the case may be, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each outstanding Company Option, Company SAR and Company Restricted Stock Award as of May 10, 2010 and (i) the name of each holder thereof, (ii) the date of grant, (iii) the portion which is vested as of such date, (iv) the vesting schedules applicable to such Company Option, Company SAR or Company Restricted Stock Award, (v) the exercise or purchase price thereof, if applicable, (vi) the Company Stock Option Plan under which such Company Option, Company SAR or Company Restricted Stock Award, as the case may be, was granted, (vii) with respect to a Company Option or Company SAR, the expiration date of such Company Option or Company SAR, and (viii) with respect to a Company Option, whether such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each grant of Company Options and Company SARs was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.
          (c) Except as set forth in Section 3.2(b) and for Company Rights outstanding under the Company Rights Agreement, there are no Contracts of the Company or any Company Subsidiary, including options, warrants, debentures, notes or other rights, agreements, arrangements or commitments of any character (i) relating to any Equity Interests of the Company, (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company, (iii) providing general voting rights with holders of Company Common Stock or Company Preferred Stock, or convertible into securities having such rights, or (iv) (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company. Since the close of business on May 10, 2010, the Company has not issued any shares of its capital stock or other Equity Interests except upon the exercise or conversion of Equity Interests outstanding at the closing of business on May 10, 2010.
          (d) Section 3.2(d) of the Company Disclosure Schedule sets forth, for each Company Subsidiary, as applicable the record owner(s) and percentage owned of its capital stock or other Equity Interests. Section 3.2(d) of the Company Disclosure Schedule sets forth an accurate and complete list of each outstanding option or other convertible security to purchase the capital stock of a Company Subsidiary and (i) the name of each holder thereof, (ii) the date of grant, (iii) the portion which is vested as of such date, (iv) the vesting schedule of such option or convertible security, (v) the exercise or purchase price thereof, if applicable, (vi) the stock option plan under which such option or convertible security, as the case may be, was granted and (vii) the expiration date of such option or convertible security. Each grant of such options or convertible securities was validly issued and properly approved by the Company Board or the board of directors or governing body of the applicable Company Subsidiary (or a duly authorized committee or subcommittee thereof) in material compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.
          (e) Except as set forth in Section 3.2(d), there are no Contracts of the Company or any Company Subsidiary, including options, warrants, debentures, notes or other rights, agreements, arrangements or commitments of any character (i) relating to any Equity Interests of the Company Subsidiaries, (ii) obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company Subsidiaries, (iii) providing general voting rights with holders of the capital stock of the Company Subsidiaries, or convertible into securities having such rights, or (iv) (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive rights with respect to, any Equity Interests in the Company Subsidiaries. Except as set forth in Section 3.2(d), the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any material Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.
          (f) The conversion rate for the 2009 Notes is 20.8836 shares of Company Common Stock per each $1,000 principal amount of the 2009 Notes.
          (g) The 1.75% convertible subordinated notes of the Company issued in February of 2005 (the “2005 Notes”) have all been called for redemption, and were either converted, redeemed and/or repurchased by the Company and there are no 2005 Notes currently outstanding.
     3.3 Authority.
          (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and (subject to and assuming the receipt of the Company Stockholder Approval in connection with the Merger, if required by applicable Law) the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Company Stockholder Approval, if and to the extent required by applicable Law, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
          (b) The Company and the Company Board has (i) taken all appropriate actions so that, assuming the accuracy of the representations and warranties set forth in Section 4.5, the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Offer and the Merger, without any further action on the part of the stockholders of the Company or the Company Board and (ii) except for a Change of Board Recommendation in compliance with Section 5.4(d) after the date of this Agreement, duly and unanimously (A) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (C) recommended that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser in the Offer and, to the extent stockholder approval is required under applicable Law, adopt this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or any other transaction contemplated by this Agreement.
          (c) The Company Rights Agreement has been amended so that: (i) Parent, the Purchaser and each Parent Subsidiary are exempt from the definition of “Acquiring Person” contained in the Company Rights Agreement, and no “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (ii) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. The Company has previously provided a true and complete copy of the Company Rights Agreement and all amendments thereto to Parent and the Purchaser or publicly filed such documents with the SEC.
     3.4 No Conflict; Required Filings and Consents. Assuming the receipt of the Company Stockholder Approval (to the extent required by applicable Law) and the making of the filings and the receipt of the consents identified in Section 3.4(b), none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both):
          (a) (i) conflict with or violate the Company Certificate or Company Bylaws, or any equivalent organization or governing documents of any Company Subsidiary; (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair the Company’s or any of the Company Subsidiaries’ rights or alter their respective obligations or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any Company Subsidiary pursuant to any Contract of the Company or any Company Subsidiary or under any Company Permit, except as would not have a Company Material Adverse Effect.
          (b) require any consent, approval, Order, license, authorization, declaration or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Schedule 14D-9 and, if required by applicable Law, a Proxy Statement relating to the adoption by the stockholders of the Company of this Agreement, (ii) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (iii) compliance with any applicable requirements of the HSR Act or the applicable requirements or waiting periods of the EC Merger Regulation, (iv) as may be required under any other non-U.S. Antitrust Laws, (v) such filings as may be required under the rules and regulations of the NYSE, (vi) such consents, approvals, Orders, licenses, authorizations, declarations, permits, filings, registrations and notifications as may be required under state or foreign securities Laws and such other consents, approvals, Orders, licenses, authorizations, declarations, permits, filings, registrations or notifications which, if not obtained or made, would not have a Company Material Adverse Effect or (vii) as may be required solely as a result of the existence of any Contract entered into in the ordinary course of business consistent with past practice between the Company or a Company Subsidiary and any Governmental Entity.
     3.5 Permits; Compliance With Law.
          (a) The Company and each Company Subsidiary holds all material authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”). The Company and each Company Subsidiary is in compliance with the terms of the Company Permits in all material respects, and all of the Company Permits are valid and in full force and effect in all material respects. As of the date hereof, no suspension, modification, revocation or cancellation of any of the Company Permits is to the knowledge of the Company pending or threatened.
          (b) Neither the Company nor any Company Subsidiary is in, or has continuing liability as a result of any, conflict with, default under or violation of, or is being investigated for, or charged by any Governmental Entity with a material violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected. The Company has not received written notice of any investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary.
          (c) None of the Company, the Company Subsidiaries or any of their respective directors, executives or, to the Company’s knowledge, agents (i) has used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained any unlawful fund of corporate monies or other properties, (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (vi) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.
          (d) There are no, and neither the Company nor any Company Subsidiary has continuing liability in connection with any, legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or investigations of a Governmental Entity pending or, to the Company’s knowledge, threatened, of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Company or any of the Company Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation has had, either individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is

subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation under any Environmental Law that has had, either individually or in the aggregate, a Company Material Adverse Effect.
          (e) The Company and each Company Subsidiary have at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act of 2001, as amended, and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company or any of the Company Subsidiaries conducts business. There are no pending or, to the Company’s knowledge, threatened claims against the Company or any Company Subsidiary with respect to any export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad.
     3.6 SEC Filings.
          (a) Since January 1, 2007, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and other documents required to be filed or furnished (as applicable) by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Company Subsidiaries is currently or has, since becoming a Company Subsidiary been, required to file any forms, reports or other documents with the SEC.
          (b) As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents complied (or with respect to Company SEC Documents filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) As of the date hereof, to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

     3.7 Financial Statements.
          (a) Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q or any successor or like form under the Exchange Act) and (B) present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.
          (b) Without limiting the generality of Section 3.7(a) or any of the representations made in Section 3.6, (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.
     3.8 Internal Controls; Sarbanes-Oxley Act. (a) The Company and the Company Subsidiaries (i) maintain a system of internal accounting controls that are designed to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (ii) have implemented and maintain disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.
     (b) Since January 1, 2007, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. Since January 1, 2007, no current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.
          (c) As of the date hereof, to the Company’s knowledge, no employee of the Company or any Company Subsidiary is currently providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any Company Subsidiary. Since January 1, 2007, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of their employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.
          (d) The books and records of the Company and each Company Subsidiary have been, and are being, fully, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.
     3.9 Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
          (a) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company dated as of December 31, 2009 and included in the Company SEC Documents, or disclosed in the notes thereto;
          (b) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby;
          (c) liabilities and obligations under executory contracts to which the Company or any of the Company Subsidiaries are bound other than as a result of a breach thereof; or
          (d) liabilities or obligations incurred since December 31, 2009 that would not have, individually or in the aggregate, a Company Material Adverse Effect.
     3.10 Absence of Certain Changes or Events.
          (a) Since December 31, 2009 (i) through the date hereof, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) there has not been any Company Material Adverse Effect.
          (b) Except as described in the Company SEC Documents filed prior to the date of this Agreement, there has not been any action taken by the Company or any Company Subsidiary from December 31, 2009 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Director Appointment Date, would constitute a breach of Sections 5.1(a)(v), (a)(vi), (a)(vii), (a)(x), (a)(xvi), (a)(xviii) or (a)(xix).
     3.11 Employee Benefit Plans.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of each material Company Benefit Plan. The Company, Company Subsidiaries, and ERISA Affiliates do not have any express or implied commitment to: (i) modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code; or (ii) institute any plan, Contract, program, fund or arrangement of any kind for the benefit of any current or former directors, officers, employees, shareholders or consultants of the Company, any Company Subsidiary or any ERISA Affiliate other than the Company Benefit Plans.
          (b) With respect to each Company Benefit Plan listed in Section 3.11(a) of the Company Disclosure Schedule, the Company has delivered or made available to Parent accurate and complete copies of (i) each Company Benefit Plan (or, if such Company Benefit Plan is not written, a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto and any administration agreements with respect thereto, (ii) the most recent summary plan description, (iii) the most recent annual report (Form 5500 series) with any required schedules filed with the IRS with respect to such Company Benefit Plan, (iv) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (v) the most recent nondiscrimination and coverage tests performed under the Code (including 401(k) and 401(m) tests), (vi) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan, and (vii) all filings made with any Governmental Entity during the last two calendar years, including any filings under a government-sponsored amnesty, voluntary compliance or similar program (including the IRS Employee Plans Compliance Resolution System and the Department of Labor Delinquent Filer Program or Voluntary Fiduciary Correction Program).
          (c) Each Company Benefit Plan has been maintained, operated, and administered in all material respects in accordance with its terms and in compliance in all material respects in accordance with all applicable Law, including ERISA and the Code. Except as would not result in a Company Material Adverse Effect, contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company, any Company Subsidiary, or any ERISA Affiliate could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.
          (d) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code either (i) has a current favorable determination letter from the IRS as to its qualified status (or is waiting to receive a favorable determination letter for an application filed during the last twelve (12) months of its previous remedial amendment cycle), or (ii) may rely upon a prototype opinion letter, and each Company Benefit Plan and related trust which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the knowledge of the Company no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust.
          (e) To the Company’s knowledge, (i) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company, any Company Subsidiary or any ERISA Affiliate, (ii) there have been no breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA (or breaches of any other fiduciary duty under applicable Law) with respect to the Company Benefit Plans that could reasonably be expected to result in any liability or excise tax under ERISA, the Code or other applicable Law being imposed on the Company, any Company Subsidiary or any ERISA Affiliate, (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) and (iv) all contributions and payments to each Company Benefit Plan are fully deductible under Code sections 162 or 404, that, with respect to each of (i) through (iv), individually or in the aggregate would result in a Company Material Adverse Effect. Subject to applicable Law, each Company Benefit Plan (other than an employment, severance, change in control or other similar agreement with an individual or a Foreign Employee Benefit Plan) can be unilaterally amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms by the Company, a Company Subsidiary or an ERISA Affiliate, without liability to the Company, any Company Subsidiary or any ERISA Affiliate (other than (A) material liability for ordinary administrative expenses typically incurred in a termination event or (B) liability for benefits accrued as of the date of such termination to the extent that either (x) there are sufficient assets set aside in a trust or insurance Contract to satisfy such liability or (y) such liability is reflected on the most recent balance sheet included in the Company Financial Statements prior to the date of this Agreement).
          (f) Neither the Company nor any Company Subsidiary or ERISA Affiliate has ever (i) maintained a Company Benefit Plan that was subject to Section 412 of the Code or Title IV of ERISA or had any liability with respect to such plan or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) that is subject to ERISA. No Company Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code.

          (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (i) result in any material payment (including severance, unemployment compensation, parachute or otherwise) becoming due to any director or employee of the Company or any Company Subsidiary or any ERISA Affiliate from the Company or any Company Subsidiary or any ERISA Affiliate under any Company Benefit Plan, (ii) significantly increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan or (iv) result in the payment of any amount that, individually or in combination with any other such payment, would constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has provided to Parent all necessary information such that Parent can calculate (x) the estimated maximum amount that could be paid to the top ten most highly compensated employees of the Company who are “disqualified individuals” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (y) the “base amount” (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.
          (h) Except as required by Law or as provided in an individual agreement listed in Section 3.11(h) of the Company Disclosure Schedule, upon a severance event, no Company Benefit Plan provides any retiree or post-employment health, disability, life insurance or other welfare benefits (whether or not insured) to any Person.
          (i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in compliance with Section 409A of the Code in both operation and documentation except where noncompliance under such plans individually or in the aggregate would not result in a Company Material Adverse Event.
          (j) Except as would not result in a Company Material Adverse Effect, all Foreign Employee Benefit Plans (i) have been maintained, operated and funded in all material respects in accordance with all applicable Law (including, without limitation, all applicable Tax withholding and reporting requirements and all applicable legal filings), (ii) if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved in all respects, as appropriate, based upon reasonable actuarial assumptions.
     3.12 Labor and Other Employment Matters.
          (a) Except as would not result in material liability to the Company or a Company Subsidiary, the Company and each Company Subsidiary is in compliance in all material respects with all federal, state, and foreign Laws respecting employment and employment practices, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, and wages and hours (“Employment Practices”). To the Company’s knowledge, as of the date hereof, (i) there are no material audits or investigations pending by any Governmental Entity pertaining to the Employment Practices of the Company or any Company Subsidiary; and

(ii) no material complaints relating to Employment Practices of the Company or any Company Subsidiary have been filed with any Governmental Entity or submitted in writing to the Company or any Company Subsidiary.
          (b) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreements or agreements with any labor union or labor organization, and no such agreement is presently being negotiated. There are no current, have not been since January 1, 2009 and, to the Company’s knowledge, there are no currently threatened, labor strikes, slowdowns, work stoppages, lockouts, or any similar activity, affecting the Company or any Company Subsidiary. Except as would not result in a material liability to the Company or any Company Subsidiary, there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency.
          (c) Neither the Company nor any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages except for possible violations or arrearages, which, are not and are not reasonably expected to be material in magnitude.
          (d) To the Company’s knowledge and except as would not result in a Company Material Adverse Effect, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary by which the individual is employed because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.
          (e) The Compensation Committee of the Company Board is (and at all times during the past 18 months was, and at all times from the date of this Agreement to the first date on which the Purchaser’s designees constitute a majority of the Company Board pursuant to Section 1.4 will be) composed solely of “independent directors” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto (“Independent Directors”). The Company Board, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board is an Independent Director. On or prior to the commencement of the Offer, the Compensation Committee of the Company Board, at a meeting duly called and held, approved or will approve each Company Compensation Arrangement as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken or prior to the commencement of the Offer will take all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance to Rule 14d-10(d)(2) under the Exchange Act. For purposes of this Agreement, “Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement between the Company or any Company Subsidiary, on the one hand, and any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary, on the other hand, entered into during the 18 months immediately prior to the date hereof, and (ii) any Company Options, Company Restricted Stock Awards or Company SARs awarded to, or any acceleration of vesting of any Company Options, Company Restricted Stock Awards or Company SARs held by, any holder of Shares who is or was a director, officer or employee of the Company or any Company Subsidiary during the past 18 months.
     3.13 Contracts.
          (a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract of the Company or any Company Subsidiary, that is included within any of the following categories: (i) any Contract that materially limits the freedom of the Company, any Company Subsidiary or any of the Company’s current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (ii) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary, (iii) any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company of any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (iv) any Contract for the acquisition of a business or Person that was entered into outside the ordinary course of business and that contains ongoing material obligations of the Company or any Company Subsidiary, (v) any divestiture or disposition Contract that contains ongoing indemnification or other material obligations of the Company or any Company Subsidiary, (vi) each Contract relating to indebtedness for borrowed money or the guaranty of repayment of indebtedness for borrowed money, except for any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000 and which may be prepaid on not more than 30 days’ notice without the payment of any penalty, (vii) any lease, sublease or other Contract with respect to the Leased Real Property (“Lease Agreement”) involving payments by the Company or the Company Subsidiaries in excess of $2,000,000 in 2010 or any year thereafter, (viii) any Contract pursuant to which the Company or any Company Subsidiary has granted most favored nation pricing to any third party and which obligations will be effective after the date of this Agreement; (ix) any joint development Contract; (x) all Contracts, other than licenses to Commercially Available Software, pursuant to which the Company or any Company Subsidiary obtains the right or license to embed the Intellectual Property or Software of any third party into the Company Products or otherwise sells the Intellectual Property or Software of any third party pursuant to Contracts of the Company or any Company Subsidiary and the end-customer under the Company’s or a Company Subsidiary’s name; (xi) any Contract relating to the settlement of any civil, administrative or judicial proceedings that contains ongoing obligations of the Company or any Company Subsidiary; or (xii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than those “material contracts” described in Item 601(b)(10)(ii) of Regulation S-K of the SEC. Each Contract (A) of the type described in this Section 3.13(a), whether or not disclosed in response to this Section 3.13(a), and (B) of the type required to be disclosed in Section 3.15 of the Company Disclosure Schedule, whether or not disclosed in Section 3.15 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

          (b) (i) Each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity); (ii) none of the execution, delivery or performance of this Agreement by the Company, or the consummation of the Offer or the Merger, will require the consent of any party to a Company Material Contract or impair the Company’s or any Company Subsidiaries’ rights, or alter their respective obligations under, or give any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on the properties or assets of the Company or any Company Subsidiary, pursuant to any Company Material Contract; (iii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; (iv) none of the Company nor any Company Subsidiary has received written notice of, and the Company otherwise has no knowledge of, any violation or default under any Company Material Contract; and (v) neither the Company nor any Company Subsidiary has received any written notice from any other party to any such Company Material Contract, and the Company otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.
     3.14 Litigation.
          (a) There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Section 3.14(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of pending litigation involving a claim against the Company or any Company Subsidiary other than solely for the payment of money or involving a claim for the payment of money in excess of $250,000 or that is reasonably likely to involve a claim for the payment of money in excess of $250,000.
          (b) Neither the Company nor any Company Subsidiary is subject to any material outstanding order, writ, injunction, judgment, decree or arbitration ruling or award.
     3.15 Intellectual Property.
          (a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and correct list of Company Registered Intellectual Property that are Patents or Patent applications and a true and correct list in all material respects of all other Company Registered Intellectual Property.

          (b) To the knowledge of the Company, all of the Company Owned Intellectual Property, including each item of Company Registered Intellectual Property, is wholly and exclusively owned by the Company or a Company Subsidiary free and clear of all Liens (other than Outbound License Agreements and Immaterial Trademark Licenses).
          (c) The Company or a Company Subsidiary owns or otherwise has a valid right to use the Intellectual Property and Software embedded within the Company Products, including all Company Source Code.
          (d) [Reserved].
          (e) Section 3.15(e) of the Company Disclosure Schedule lists all Contracts to which the Company or any Company Subsidiary is a party (other than Outbound License Agreements, Immaterial Trademark Licenses and confidentiality agreements which do not separately license any Intellectual Property but allow disclosure and use of confidential information) pursuant to which (i) any Person is authorized to use or is granted any right in or to any Company Owned Intellectual Property or (ii) to the knowledge of the Company, the Company or any Company Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of the Company or any Company Subsidiary to enforce any Intellectual Property rights.
          (f) To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is in breach of any of the material terms or conditions of any license to any Open Source Materials. The Company Products that link with works distributed under the GNU Lesser General Public License (“LGPL”) link to such works in accordance with the Company’s LGPL guidelines, which guidelines have been made available to the Purchaser.
          (g) To the Company’s knowledge, the operation by the Company and the Company Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale or other disposition of the Company Products does not (1) infringe or misappropriate the Intellectual Property rights of any Person or (2) constitute unfair competition or trade practices under applicable Laws. Neither the Company nor any Company Subsidiary has received any written notice from any Person within the past five (5) years (A) claiming that such operation or any Company Product (x) infringes or misappropriates the Intellectual Property rights of any Person or (y) constitutes unfair competition or trade practices under the applicable Laws or (B) suggesting that a license to third party Intellectual Property is required in connection with operation by the Company and the Company Subsidiaries of their business or in connection with any Company Product.
          (h) Each material item of the Company Registered Intellectual Property is (i) to the knowledge of the Company, valid and (ii) subsisting.
          (i) Neither the Company nor any Company Subsidiary has, to the knowledge of the Company, received any written notice directed to the Company or any Company Subsidiary challenging the legality, validity, enforceability or ownership (excluding, for the avoidance of doubt, office actions issued by Governmental Entities with respect to Registered Intellectual Property applications) (“Dispute”) of any Company Owned Intellectual Property

and/or any Intellectual Property or Software material to, embodied in or incorporated within any Company Product. To the knowledge of the Company, no Dispute has been threatened within the past five (5) years with respect to any Company Owned Intellectual Property. Since January 1, 2007, neither the Company nor any Company Subsidiary has sent any written notice to any third party challenging the legality, validity, enforceability or ownership of the third party’s Intellectual Property.
          (j) To the Company’s knowledge, none of the Company or any Company Subsidiary has disclosed or delivered to any third party (other than escrow agents pursuant to the Contracts set forth on Section 3.15(j) of the Company Disclosure Schedule), or permitted the disclosure or delivery by any escrow agent or other third party to any third party, any Company Source Code owned by the Company or any Company Subsidiary. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiary or any escrow agent or other third party to any third party of any Company Source Code owned by the Company or any Company Subsidiary. Neither the execution of this Agreement nor the consummation of the Offer, the Merger or any of the other transactions contemplated hereby, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow.
          (k) The Company and each Company Subsidiary has taken commercially reasonable measures to protect the Company’s or such Company Subsidiary’s rights in the Trade Secrets owned by the Company or such Company Subsidiary, and for any Trade Secrets owned by any other Person that have been provided to the Company or such Company Subsidiary under Contract, the Company and such Company Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. The Company and each Company Subsidiary has and uses reasonable efforts to enforce a policy requiring all employees, consultants and contractors of the Company and each Company Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of the Company or such Company Subsidiary.
          (l) To the knowledge of the Company, none of the Company Owned Intellectual Property material to any Company Products was developed by, or using grants or any other subsidies from, any Governmental Entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property that is material to any Company Products.
          (m) To the knowledge of the Company and except as disclosed to Parent prior to the date of this Agreement, neither the Company nor any Company Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate the Company or any Company Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Company Owned Intellectual Property and any such agreement is in the form required or used by the standards body or other similar entity at the time Company or Company Subsidiary entered into such agreement.

          (n) To the knowledge of the Company, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will, under any Contract to which Company or any Company Subsidiary is bound, result in Parent, the Purchaser, the Company or any Company Subsidiary, being (A) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to Intellectual Property, which such party was not bound by or subject to prior to the Closing, or (B) obligated to pay any royalties, honoraria, fees or other payments to any Person, with respect to Intellectual Property, in excess of those payable by such party prior to the Closing.
     3.16 Tax Matters.
          (a) The Company and each Company Subsidiary has timely filed with the appropriate taxing authorities all Tax Returns required to be filed. All Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been paid.
          (b) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the most recent Company Financial Statements, exceed the reserve for Tax liability set forth in the balance sheets contained in such Company Financial Statements. Since the date of the most recent Company Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes as a result of transactions entered into outside the ordinary course of business consistent with past practice.
          (c) No deficiencies for Taxes against any of the Company and the Company Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Entity, except for delinquencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no pending or, to the knowledge of the Company threatened, audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. The U.S. federal income Tax Returns of the Company and the Company Subsidiaries through the taxable year ended December 31, 2005 have been examined and closed or are Tax Returns with respect to which the period for assessment has expired. Neither the Company nor any of the Company Subsidiaries has granted any currently effective waiver of any statute of limitations in respect of Taxes.
          (d) There are no Liens for Taxes other than Permitted Liens on any assets of any of the Company and the Company Subsidiaries.
          (e) There are no Tax-sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving any of the Company or any Company Subsidiary, other than (i) indemnity agreements or similar arrangements entered into in connection with the acquisition of a Company Subsidiary and (ii) such agreements that are solely among the Company and any of the Company Subsidiaries.
          (f) None of the Company or any Company Subsidiary has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is either the Company or any Company Subsidiary) for which the period for assessments has not yet expired. None of the Company or any Company Subsidiary has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).
          (g) Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (h) Neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code.
          (i) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).
     3.17 Insurance. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since December 31, 2008, none of the Company or any Company Subsidiary has received any written notice or other written communication regarding any actual or possible (a) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Insurance Policy that is not reflected in the current premium. There is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies and no material claim made since December 31, 2008, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies.
     3.18 Properties and Assets.
          (a) The Company and the Company Subsidiaries have good and valid title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and tangible assets. All such material assets and real properties, other than assets and real properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.
          (b) Neither the Company nor any Company Subsidiary owns or, since January 1, 2005, has owned, any real property.
          (c) Section 3.18(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real

Property”), (ii) the location for each Leased Real Property, (iii) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property and (iv) the expiration date of the Lease Agreement related to such Leased Real Property. No Lease Agreement is subject to any Lien other than Permitted Liens. No person other than the Company or a Company Subsidiary has any right (whether by lease, sublease, license or otherwise) to use or occupy all or any portion of the Leased Real Property.
          (d) The Company and the Company Subsidiaries have a valid and existing interest in the Leased Real Property, and the Company and the Company Subsidiaries enjoy peaceful and undisturbed possession of the Leased Real Property. The Leased Real Property constitutes all of the real property used by the Company and the Company Subsidiaries in the operation of the business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity with respect to the ownership, lease, occupancy or use of the Leased Real Property that would reasonably be expected to materially and adversely affect the rights of the Company or any Company Subsidiary or constitute a material violation of Laws applicable to the Leased Real Property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending or threatened affecting any portion of the Leased Real Property.
     3.19 Opinion of Financial Advisor. The Company Board has received the Fairness Opinion. The Company shall provide a true and complete signed copy of the Fairness Opinion to Parent for information purposes as soon as practicable after the date of this Agreement.
     3.20 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company for inclusion or incorporation by reference in the Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or the Purchaser in writing for inclusion therein.
     3.21 Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote required, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company to adopt this Agreement and approve the transactions contemplated hereby (the “Company Stockholder Approval”).

     3.22 Absence of Indemnifiable Claims. As of the date of this Agreement, there are no pending claims for any director or officer of the Company or any Company Subsidiary to indemnification by the Company or such Company Subsidiary under applicable Law, the Company Certificate, the Company Bylaws, the governing documents of such Company Subsidiary or any insurance policy or Contract maintained by the Company or such Company Subsidiary.
     3.23 Customers. Section 3.23 of the Company Disclosure Schedule sets forth a complete and accurate list of the names of each customer who, in the fiscal years ended 2008 and 2009, combined, was one of the top 20 largest sources of revenue for the Company and the Company Subsidiaries on a consolidated basis, based on amounts paid (each, a “Significant Customer”). As of the date of this Agreement, the Company has not received any written notice from any Significant Customer that such customer intends to terminate its existing contracts or arrangements with the Company or any Company Subsidiary.
     3.24 Privacy.
          (a) The Company and each Company Subsidiary has complied in all material respects with all Privacy and Security Laws.
          (b) The Company and each Company Subsidiary has in place, and take steps reasonably designed to assure material compliance with its, security policies and procedures.
          (c) As of the date of this Agreement, and other than in the ordinary course of business consistent with past practice involving activities related to person to person messaging services and third party content services, the Company has not been notified in writing of any material complaint to or audit, proceeding, investigation (formal or informal) or material claim currently pending against, the Company or any Company Subsidiary by (i) any private party, (ii) the Federal Trade Commission, or another domestic data protection authority or (iii) any similar foreign bodies or any other Governmental Entity, with respect to any Privacy and Security Laws.
     3.25 Government Contracts.
          (a) The Company and each Company Subsidiary has complied in all material respects with all applicable Laws with respect to all Government Contracts and Government Bids.
          (b) None of the Company nor any Company Subsidiary, and, to the knowledge of the Company, no current employee of the Company or any Company Subsidiary, has been debarred or suspended from doing business with any Governmental Entity; and, to the knowledge of the Company with respect to itself and the Company Subsidiaries, as of the date hereof, no circumstances exist that would warrant the institution of debarment or suspension proceedings.
          (c) No negative determination of responsibility has been issued against and provided to the Company or any Company Subsidiary in connection with any Government Contract or Government Bid.

          (d) In each case in which the Company or any Company Subsidiary has delivered or otherwise provided any technical data, Software or other Intellectual Property to any Governmental Entity in connection with any Government Contract, the Company or such Company Subsidiary has provided such technical data, computer software and other Intellectual Property solely as a “commercial item” pursuant to the Company’s commercial terms and conditions.
     3.26 Brokers. Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any Company Subsidiary has incurred directly or indirectly any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger. The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Offer or the Merger or any other transactions contemplated by this Agreement.
     3.27 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Company Common Stock or any director, officer, employee or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for (i) employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice and (ii) contracts with holders of 5% or more of the Company Common Stock entered into in the ordinary course on an arms’ length basis.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER
          Except as set forth in the Disclosure Schedule delivered by Parent and the Purchaser to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, as applicable, Parent and the Purchaser hereby represent and warrant to the Company as follows:
     4.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had a Parent Material Adverse Effect.

     4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger. The execution and delivery of this Agreement by each of Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or the Purchaser and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     4.3 No Conflict; Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the acceptance for payment or acquisition of Shares pursuant to the Offer, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or Parent’s or the Purchaser’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both):
          (a) (i) conflict with or violate the certificate of incorporation or by-laws of Parent or the Purchaser; (ii) conflict with or violate any Law applicable to Parent or the Purchaser or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair Parent or the Purchaser’s or any Parent Subsidiaries’ rights or alter their respective obligations or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent, the Purchaser or any Parent Subsidiary pursuant to any Contract of Parent, the Purchaser or any Purchaser Subsidiary or any Permit, except, in each case, for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that have not had a Parent Material Adverse Effect; or
          (b) require any consent, approval, Order, license, authorization, declaration or permit of, or filing or registration with or notification to, any Governmental Entity, except (a) the applicable requirements, if any, of the Securities Act and the Exchange Act, including the filing of the Offer Documents, (b) the filing and recordation of the Certificate of Merger or other documents as required by the DGCL, (c) compliance with any applicable requirements of the HSR Act or the applicable requirements or waiting periods of the EC Merger Regulation, (d) as may be required under any other non-U.S. Antitrust Laws, (e) such filings as may be required under the rules and regulations of the NYSE, (f) such consents, approvals, Orders, licenses, authorizations, declarations, permits, filings, registrations and notifications as may be required under state or foreign securities Laws and such other consents, approvals, Orders, licenses, authorizations, declarations, permits, filings, registrations, or notifications which, if not obtained or made, would not have a Parent Material Adverse Effect.
     4.4 Litigation. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of Parent, threatened, against Parent, the Purchaser or any Subsidiary of Parent challenging the validity or propriety of the transactions contemplated by this Agreement, which, if adversely determined, would, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     4.5 Ownership of Company Capital Stock. Neither Parent nor the Purchaser is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). As of the date hereof, none of Parent, the Purchaser or any of their respective affiliates beneficially own any Shares.
     4.6 Sufficient Funds. Parent and the Purchaser will have all of the funds available as and when needed that are necessary to enable them to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the Offer, the Merger and the other transactions contemplated hereby.
     4.7 Ownership of the Purchaser; No Prior Activities.
          (a) The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Parent owns directly all of the issued and outstanding shares of capital stock or other Equity Interests of the Purchaser.
          (b) Except for obligations or liabilities incurred and activities undertaken in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     4.8 Information in the Offer Documents and the Schedule 14D-9. The information included or incorporated by reference in the Offer Documents (and any amendment thereof or supplement thereto), and supplied by Parent and the Purchaser for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents will comply in all material respects with the provisions of the Exchange Act and any other applicable federal securities laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders, and at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that Parent and the Purchaser makes no representation or warranty with respect to statements made in the Offer Documents based on information furnished by the Company in writing for inclusion therein.
     4.9 Information in the Proxy Statement. The information supplied by Parent and the Purchaser for inclusion in the Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or the Purchaser with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Proxy Statement.
ARTICLE 5
COVENANTS
     5.1 Conduct of Business by the Company Pending the Closing.
          (a) The Company agrees that, between the date of this Agreement and the earlier of the Director Appointment Date, the Effective Time and the valid termination of this Agreement in accordance with its terms, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or as required by Law, unless Parent shall otherwise agree in writing (which agreement may not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to conduct its operations only in the ordinary course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or as required by Law, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Director Appointment Date, the Effective Time and the valid termination of this Agreement in accordance with its terms, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned):
               (i) amend or otherwise change the Company Certificate or Company Bylaws or any Company Subsidiaries’ certificate of incorporation or bylaws or equivalent organizational documents;
               (ii) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract rights), of the Company or any Company Subsidiary, other than the issuance of Shares (X) upon the exercise of Company Options or, subject to Section 5.13, conversion of the 2009 Notes, in each case outstanding as of the date hereof in accordance with their terms or (Y) pursuant to, and in accordance with, the ESPP (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than Parent or the Purchaser shall occur, the Company Rights);
               (iii) sell, lease, license or otherwise dispose of (in each case, other than in the ordinary course of business consistent with past practice) or create, extend, grant or issue any Lien over any of its properties or assets;
               (iv) transfer or license to any Person any rights to any Company Intellectual Property or Software (other than in the ordinary course of business consistent with past practice in connection with the license, distribution or sale of any of the Company Products or services);
               (v) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary in the ordinary course of business consistent with past practice) or enter into any agreement with respect to the voting or registration of its capital stock;
               (vi) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;
               (vii) merge or consolidate the Company or any Company Subsidiary with any third party or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
               (viii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof, or any assets (other than acquisitions of assets in the ordinary course of business consistent with past practice);
               (ix) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than any wholly-owned Company Subsidiary in the ordinary course of business consistent with past practice) for borrowed money;
               (x) make any loans, advances or capital contributions to, or investments in, any other Person (other than (x) advancement of expenses to Company Employees in connection with the performance of their duties, (y) to any wholly-owned Company Subsidiary, or (z) providing vendor financing in connection with the license, distribution or sale of Company Products, in each case, in the ordinary course of business consistent with past practice);
               (xi) terminate (other than by expiration in accordance with its terms), cancel, materially amend, renew (other any automatic renewal or exercise of any renewal option in accordance with its terms), or agree to any material change in or waiver under any Company Material Contract, or enter into any Contract that would constitute a Company Material Contract if in existence on the date hereof (other than in the ordinary course of business consistent with past practice, and with respect to Company Material Contracts described in Sections 3.13(a)(i), (ii), (iii), (iv), (v), (vi), (viii), (ix), or (x) only, in connection with the development, license, distribution or sale of any of the Company Products or services);
               (xii) make or authorize any capital expenditure in excess of the Company’s capital expenditure budget as disclosed to Parent prior to the date hereof;
               (xiii) except to the extent required by (i) applicable Law, (ii) the existing terms of any Company Benefit Plan described in Section 3.11(a) of the Company Disclosure Schedule or (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11(a) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases of salary in the ordinary course of business consistent with past practice in salaries or wages of employees (other than officers at the level of the Company’s executive leadership team or higher) of the Company or any Company Subsidiary that do not result in a material increase in the aggregate compensation or benefits of the Company and the Company Subsidiaries taken as a whole); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (C) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; or (D) terminate the employment of any officer other than for “cause”;
               (xiv) hire any Person for employment with the Company or any Company Subsidiary at a level of Vice President or higher (provided, that the Company and the Company Subsidiaries may hire any Person for employment at the Vice President level to fill any currently existing Vice President position that becomes vacant after the date hereof);
               (xv) (A) except in accordance with and as required by the 2009 Notes Indenture, pre-pay any indebtedness for borrowed money; or (B) waive, release, pay, discharge or satisfy any material claims, liabilities or obligations except in the ordinary course of business consistent with past practice and in accordance with their terms;
               (xvi) make any change in material accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;
               (xvii) waive, release, or assign any material claims;
               (xviii) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $1,000,000 individually or $10,000,000 in the aggregate, and in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;
               (xix) (A) make or change any material Tax election, change any annual Tax accounting period, change any method of Tax accounting, or enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, or (B) settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, in each case, in an amount in excess of $1,000,000, and in the aggregate, in an amount in excess of $10,000,000;
               (xx) amend or modify, or propose to amend or modify, or otherwise take any action under, the Company Rights Agreement;
               (xxi) take any action to exempt or make not subject to (i) the provisions of Section 203 of the DGCL, (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (iii) the Company Rights Agreement, any Person (other than Parent, the Purchaser and any Parent Subsidiary) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;
               (xxii) with respect to Company Intellectual Property, (i) encumber, impair, abandon, fail to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company or any of the Company Subsidiaries in any Company Intellectual Property (other than in the ordinary course of business consistent with past practice, including abandonment of any Intellectual Property which the Company, in its reasonable business judgment, believes is not material), or (ii) divulge, furnish to or make accessible any Trade Secrets within the Company Intellectual Property to any Person who is not subject to an obligation to maintain the confidentiality of such Trade Secrets; or
               (xxiii) agree in writing or otherwise to take any of the actions described in the foregoing clauses of this Section 5.1.
     5.2 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement or any Other Filings.
     5.3 Access to Information; Confidentiality.
          (a) From the date of this Agreement to the earlier of the Director Appointment Date and the valid termination of this Agreement in accordance with its terms, subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each Company Subsidiary to and shall use its reasonable best efforts to cause each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Company Representatives”) to: (i) provide to Parent, the Purchaser and the Guarantor and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) reasonable access, during normal business hours, upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof (including Tax Returns, but other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy Laws), (ii) furnish on a timely basis such information concerning the business, properties, Contracts, assets, liabilities, Personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request and (iii) reasonably cooperate with Parent and the Parent Representatives in connection with the arrangement of any financing to be consummated in order to fund the Offer; provided, however, that with respect to subclause (iii), (x) any information regarding the Company or any of the Company Subsidiaries contained in any materials, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents in connection with the arrangement of any such financing (other than any such information that has been disclosed publicly by the Company) shall be subject to the prior review and approval of the Company, (y) neither the Company nor any Company Subsidiary shall be required to incur any liability with respect to any debt securities or loans prior to the Effective Time, and (z) securing any such financing or any portion thereof, on terms and conditions satisfactory to Parent or the Purchaser or otherwise, shall not constitute a condition of Parent’s or the Purchaser’s obligation to consummate the Offer or effect the Merger or perform any of their other respective obligations hereunder. Neither the Company nor any Company Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would contravene any applicable Law, Contract or Order or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In furtherance of the foregoing, no information identifying individual employees or consultants of the Company or any Company Subsidiary or protected personal information regarding such employees or consultants will be disclosed under this Agreement (including in the Company Disclosure Schedule) in respect of employees or consultants that are employed (or were employed and remain domiciled) in any country that has enacted legislation implementing the EU Personal Data Privacy Directive or similar legislation, except to the extent permitted by a contractual undertaking entered into by Company, Parent and Purchaser regarding maintenance of privacy of such data in a form reasonably necessary to effect compliance with such legislation. No investigation conducted pursuant to this Section 5.3(a) shall affect or be deemed to qualify, modify or limit any representation or warranty made by the Company in this Agreement.
     (b) Except as expressly prohibited by applicable Law, including data privacy Laws, within ten Business Days prior to the Acceptance Time, the Company shall provide Parent with a true and complete list of the directors and officers of the Company and each Company Subsidiary, as of such date.

          (c) With respect to the information disclosed pursuant to this Section 5.3, Parent and Purchaser shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Confidentiality Agreement, effective as of April 2, 2010, by and between the Company and Guarantor (the “Confidentiality Agreement”); provided that Parent and Guarantor shall be entitled to share any Confidential Information (as defined in the Confidentiality Agreement) and otherwise discuss consideration of the transactions contemplated by this Agreement with potential financing sources and the Confidentiality Agreement shall be deemed amended to include such financing sources within the meaning of “Representatives” of Parent (as such term is defined in the Confidentiality Agreement).
     5.4 No Solicitation of Transactions.
          (a) Subject to Sections 5.4(b) and 5.4(d), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Director Appointment Date or, if earlier, the termination of this Agreement in accordance with Article 7, the Company and the Company Subsidiaries shall not, and the Company shall not authorize, direct or knowingly permit the Company Representatives to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly induce (including by way of providing non-public information) the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or otherwise cooperate with or assist or participate in or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or Acquisition Inquiry (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or the Company Representatives from making such Person aware of the restrictions of this Section 5.4 in response to the receipt of an Acquisition Proposal), (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or the Purchaser, the Company Board Recommendation, (v) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or (vi) terminate, waive, amend or modify any provision of, or grant permission under, any standstill, confidentiality agreement or similar Contract to which the Company or any Company Subsidiary is a party (any action or failure to act set forth in the foregoing clauses (iii) or (iv), a “Change of Board Recommendation”). The Company shall (I) immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons, conducted prior to the execution of this Agreement, by the Company, the Company Subsidiaries or any of the Company Representatives with respect to any Acquisition Proposal or Acquisition Inquiry and (II) promptly after the execution and delivery of this Agreement (if requested by Parent), use its reasonable best efforts to cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Company Subsidiary to such Person.
          (b) Notwithstanding anything to the contrary contained in this Agreement, at any time following the date hereof and prior to the Acceptance Time, the Company may (i)

engage or participate in discussions or negotiations with, or waive any provision of, or grant permission under any standstill, confidentiality or similar Contract to which the Company or any Company Subsidiary is a party with respect to, any Person that has made a bona fide Acquisition Proposal in writing that the Company Board determines in good faith After Consultation constitutes or is reasonably likely to lead to a Superior Proposal, and (ii) furnish to the Person that has made the Acquisition Proposal described in clause (i) above information relating to the Company pursuant to an Acceptable Confidentiality Agreement after such Person has provided the Company with written acknowledgement that the Company will be permitted to comply with its obligations under this Section 5.4; provided that, (A) the Company received such Acquisition Proposal other than as a result of a breach or violation of the terms of this Section 5.4, (B) prior to engaging or participating in any such discussions or negotiations with, or waiving any provision of, or granting permission under any standstill, confidentiality or similar Contract to which the Company or any Company Subsidiary is a party with respect to, or furnishing any information to, such Person, the Company gives Parent written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to engage or participate in discussions or negotiations with, or waive any provision of, or grant permission under any standstill, confidentiality or similar Contract with, or furnish non-public information to, such Person, and (C) contemporaneously with or prior to furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).
          (c) In addition to the obligations of the Company set forth in Section 5.4(b) hereof, the Company shall promptly, and in all cases within 24 hours after the Company attaining knowledge of its receipt, notify Parent of the receipt by the Company of any Acquisition Proposal or Acquisition Inquiry, including the material terms and conditions of such Acquisition Proposal or Acquisition Inquiry and the identity of the Person or group making any such Acquisition Proposal or Acquisition Inquiry. The Company shall keep Parent reasonably informed on a current basis (and in any event at Parent’s request and otherwise no later than 24 hours) of any change in, the status of discussions regarding or material terms and conditions of (including all amendments), any such Acquisition Proposal or Acquisition Inquiry. The Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of the Company Subsidiaries is party to any Contract, that prohibits the Company from providing the information described in Sections 5.4(b) and 5.4(c) to Parent.
          (d) Notwithstanding anything to the contrary contained in this Agreement, if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, After Consultation, constitutes a Superior Proposal, the Company Board may, at any time prior to the Acceptance Time, if it determines in good faith, After Consultation, that taking such actions are required to comply with and properly discharge the Company Board’s fiduciary duties to the stockholders of the Company under applicable Law, (x) effect a Change of Board Recommendation and/or (y) terminate this Agreement pursuant to Section 7.1(f) and simultaneously enter into a definitive agreement with respect to such Superior Proposal;

provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee and otherwise complies with the provisions of Section 7.1(e) and Section 7.2; and provided further that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:
               (i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of its intention to effect a Change of Board Recommendation (which notice itself shall not constitute a Change of Board Recommendation) or terminate this Agreement to enter into an Alternative Acquisition Agreement (as defined below) with respect to such Superior Proposal, which notice shall specify the basis upon which the Company Board intends to effect such Change of Board Recommendation and the material terms and conditions of such Superior Proposal (and the identity of the party making such Superior Proposal), and shall have contemporaneously provided the execution draft of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and
               (ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, (A) if requested by Parent, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, and (B) Parent shall not have, during the Notice Period, made an offer that would, upon the Company’s acceptance, be binding on Parent and that, after consideration of such offer by the Company Board in good faith and After Consultation, results in the Company Board concluding that such Superior Proposal no longer constitutes a Superior Proposal.
In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(d) with respect to such new written notice (including a new Notice Period).
          (e) Notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith, After Consultation, that that taking such actions are required to comply with and properly discharge the Company Board’s fiduciary duties to the stockholders of the Company under applicable Law, the Company Board may at any time prior to the Acceptance Time in response to an Intervening Event effect a Change of Board Recommendation; provided, however, that the Company Board may not effect such a Change of Board Recommendation unless the Company shall have provided prior written notice to Parent, at least four Business Days in advance of its intention to effect such a Change of Board Recommendation, which notice shall specify the basis upon which the Company Board intends to effect such Change of Board Recommendation, and prior to effecting such Change of Board Recommendation, if requested by Parent, the Company shall, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that a Change of Board Recommendation is no longer necessary; provided, further, Parent shall not have, during the Notice Period, made an offer to amend this Agreement that would, upon the Company’s acceptance, be binding on Parent and that after due consideration of such offer in good faith and After Consultation, results in the Company Board concluding that failure to effect such Change of Board Recommendation would not result in a breach of its fiduciary duties to the stockholders of the Company; and provided, further, that the Company Board shall not be permitted to effect a Change of Board Recommendation pursuant to this Section 5.4(e) with respect to or in connection with any Acquisition Proposal (which shall be covered by and solely subject in all respects to Section 5.4(d)).
          (f) The Company agrees that any action taken by a Company Representative that, if taken by the Company, would constitute a material violation of the restrictions set forth in this Section 5.4 shall be deemed to be a material breach of this Agreement (including this Section 5.4) by the Company.
          (g) Nothing contained in this Section 5.4 shall prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Offer shall be deemed to be a Change of Board Recommendation (including for purposes of Section 7.1(e)).
     5.5 Appropriate Action; Consents; Filings.
          (a) The Company and Parent shall use their commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) as promptly as practicable, and in all cases up to and including the Outside Date, obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including those in connection with the Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Offer and the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the Antitrust Laws and (C) any other applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9, the Proxy Statement and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.
          (b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, necessary to consummate the transactions contemplated by this Agreement, including such consents required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Offer or the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.5(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the consummation of the Offer or the Effective Time, from the failure to obtain such consent.
          (c) Without limiting the generality of anything contained in this Section 5.5, the Company shall give written notice to Parent of any of the following within 24 hours of the Company’s knowledge of, and in any event within two Business Days after, the Company’s receipt of notice thereof: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement and (ii) any suit, action, claim or proceeding commenced or, to the Company’s knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the Offer, the Merger or any of the other transaction contemplated by this Agreement.
          (d) Subject to applicable Law, each party (or its counsel) hereto shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent practicable, permit the other party (or its counsel) to review in advance any proposed communication by such party to any Governmental Entity. None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent practicable and permitted by such Governmental Entity, gives the other party (or its counsel) the opportunity to attend and participate at such meeting. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement will provide each other (or their counsel) with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Company or any of its divisions or the pricing of either party’s products or services, and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Nothing contained in this Agreement shall give Parent or the Purchaser, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.
          (e) Parent agrees that it will not extend any applicable waiting period under any Antitrust Law or entering into an agreement with any Governmental Entity to delay or not consummate the transactions contemplated by this Agreement without the written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned).
          (f) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer or the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither the Company, Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation. Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or affiliates) shall be required to (and, without Parent’s prior consent, the Company shall not) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or offer or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, enter into or offer or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or affiliates.
          (g) Without limiting the generality of anything contained in this Section 5.5, the Company shall use its reasonable best efforts to provide, or shall use its reasonable best efforts to cause to be provided, in accordance with the applicable provisions of the 2009 Notes Indenture, to the trustee under the 2009 Notes Indenture and to each holder of 2009 Notes, any notices and announcements required by the 2009 Notes Indenture in connection with the transactions contemplated by this Agreement as they relate to the 2009 Notes, which must be in form and substance reasonably acceptable to Parent. The Company shall: (i) take all such further actions as may be necessary to comply with all of the terms and conditions of the 2009 Notes Indenture in connection with the transactions contemplated by this Agreement as they relate to the 2009 Notes and (ii) after the Acceptance Time, take such other actions with respect to the 2009 Notes as reasonably requested by Parent, including in connection with any repayment of the 2009 Notes.

     5.6 Certain Notices. From and after the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other party of the occurrence of any event that would be likely to cause any condition to the obligations of Parent or the Company, respectively, to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
     5.7 Public Announcements. Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party or its parent company or Subsidiaries without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company, on the one hand, and Parent or the Guarantor, on the other hand. Notwithstanding the foregoing provisions of this Section 5.7, (i) Parent, the Parent Representatives, the Company and the Company Representatives and their Subsidiary entities may make public releases or announcements concerning the transactions contemplated hereby that are not inconsistent with previous press releases or announcements made by Parent and/or the Company in compliance with this Section 5.7 and (ii) the restrictions set forth in this Section 5.7 shall not apply to any release or announcement made or proposed to be made in connection with a Change of Board Recommendation.
     5.8 Employee Benefit Matters.
          (a) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary, other than non-U.S. employee benefit plans (collectively, “Parent Benefit Plans”), in which any employees of the Company and the Company Subsidiaries (the “Company Employees”) will participate effective as of or after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, to the extent recognized by the Company or a Company Subsidiary and reflected in the employment records of the Company or such Company Subsidiary, for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time (in each case except to the extent such service credit would result in a duplication of benefits in any such Parent Benefit Plan).
          (b) No later than two Business Days prior to its distribution, the Company and the Company Subsidiaries shall provide Parent with a copy of any communication intended to be made to any Company Employee relating to the transactions contemplated hereby, and will provide an opportunity for Parent to make reasonable revisions thereto.
          (c) Prior to the Effective Time, the Company shall take all such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) Plan of the Company (the “401(k) Plan”) as Parent may deem necessary or appropriate, including amending and terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such actions do not preclude the immediate participation of the Company Employees in a defined contribution plan maintained by Parent, the Surviving Corporation or any of their affiliates. The Company shall, immediately prior to the Effective Time, contribute to the 401(k) Plan for the benefit of the 401(k) Plan participants an amount equal to the aggregate amount of the employer matching contribution in respect of amounts deferred under the 401(k) Plan from January 1, 2010 through the Effective Time.
          (d) Prior to the Acceptance Time, the Company Board or the compensation committee of the Company Board shall take all action necessary to set the level of the performance payout in connection with the Company’s outstanding performance-based Company Restricted Stock Awards that were granted in 2010 such that shares of Company Restricted Stock granted after January 1, 2010 will not vest at a percentage greater than the percentage or percentages set forth on Section 5.8 of the Company Disclosure Schedule, which shares shall, in all events, continue to be subject to the time-based vesting restrictions currently applicable to such shares of Company Restricted Stock under the applicable Company Restricted Stock Awards.
          (e) This Section 5.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.8, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.8.
          (f) Prior to the Acceptance Time, the Company shall use its reasonable best efforts to cause members of its senior management team that hold options to acquire common stock of iAnywhere Solutions, Inc. or Financial Fusion, Inc. to surrender their options to such Company Subsidiary for no consideration.
     5.9 Indemnification of Directors and Officers.
          (a) For a period of six years from and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), indemnify and hold harmless all past and present directors, officers and employees of the Company and the Company Subsidiaries to the same extent such Persons are indemnified as of the date of this Agreement by the Company and the Company Subsidiaries pursuant to applicable Law, the Company Certificate, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of the Company and the Company Subsidiaries arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any

Company Subsidiary occurring at or prior to the Effective Time. The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Certificate, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, and indemnification agreements, if any, in existence on the date of this Agreement.
          (b) Subject to Section 5.9(d), for a period of six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation, and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company and Company Subsidiaries for periods at or prior to the Effective Time than are currently set forth in the Company Certificate, the Company Bylaws and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.
          (c) For six years from and after the Effective Time, the Surviving Corporation shall maintain for the benefit of the Persons that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (it being understood and agreed that in the event such D&O Insurance cannot be obtained for 300% of such last annual premium or less, in the aggregate, the Surviving Corporation shall remain obligated to provided the greatest D&O Insurance coverage as may be obtained for such amount). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such Persons with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder or if such policies are terminated or cancelled, obtain alternative D&O Insurance on the terms set forth above.
          (d) In the event the Surviving Corporation or any Company Subsidiary (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.9.
          (e) The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).
     5.10 Company Rights Agreement; State Takeover Laws.
          (a) The Company covenants and agrees that it will not (i) redeem the Company Rights, (ii) amend the Company Rights Agreement or (iii) take any other action which would allow any Person (as defined in the Company Rights Agreement) other than Parent, the Purchaser, or any Parent Subsidiary to acquire beneficial ownership (for purposes of this Section 5.10, as defined in the Company Rights Agreement) of 15% or more of the Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur.
          (b) If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Law becomes or is deemed to be applicable to the Company, the Offer, the Merger or the Top-Up Option, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.
     5.11 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares, Company Options or Company SARs pursuant to this Agreement, and the Offer and the Merger shall be an exempt transaction for purposes of Section 16.
     5.12 Rule 14d-10(d) Matters.
          (a) Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the Company Board) will take all such steps as may be required to cause each plan, program, agreement or arrangement entered into by the Company or the Company Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
          (b) In the event that, during the period beginning on the date of this Agreement and ending not less than five Business Days prior to the Expiration Date, Parent requests that the Compensation Committee of the Company Board consider whether any plan, program, agreement or arrangement that Parent would like to enter into, establish, amend or modify pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Company Employees (each such plan, program, agreement or arrangement, a “Post-Signing Arrangement”), would constitute an Employment Compensation Arrangement and provides the Company with such information with respect to such Post-Signing Arrangement as the Company may reasonably request, the Compensation Committee of the Company Board will promptly, and in any event prior to the Expiration Date, consider such Post-Signing Arrangement at a meeting duly called and held. In the event that, following such consideration, the Compensation Committee of the Company Board determines in good faith that such Post-Signing Arrangement constitutes an Employment Compensation Arrangement, at such meeting the Company Compensation Committee shall take all such steps as may be reasonably necessary to (i) approve as an Employment Compensation Arrangement such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such Post-Signing Arrangement.
          (c) The Company agrees that, between the date of this Agreement and the Acceptance Time, the Company shall cause the Compensation Committee of the Company Board to be composed solely of Independent Directors.
     5.13 2009 Note Conversions. Following the date hereof until the Acceptance Time, in the event that the Company is required under the terms and conditions of the 2009 Notes Indenture to pay a conversion value with respect to a 2009 Note surrendered for conversion or otherwise put to the Company, the Company shall, in accordance with the 2009 Note Indenture, pay such conversion value solely in cash and shall not issue additional Shares in respect of such 2009 Notes upon conversion until the Company shall have paid an aggregate of $50,000,000 in cash, and thereafter the Company may elect to pay such conversion value in cash, additional Shares or a combination of cash and additional Shares to the extent it is permitted to do so under the 2009 Note Indenture. From and after the Acceptance Time, in the event that the Company is required under the terms and conditions of the 2009 Notes Indenture to pay a conversion value with respect to a 2009 Note surrendered for conversion, the Company shall, in accordance with the 2009 Note Indenture, pay such conversion value solely in cash and shall not issue additional Shares in respect of such 2009 Notes upon conversion. In the event that the Company is required under the terms and conditions of the 2009 Notes Indenture to pay a conversion value with respect to a 2009 Note surrendered for conversion based on a price per share of Company Common Stock in excess of the Merger Consideration, the Company shall provide Parent with supporting documentation detailing the calculation of such conversion value, in form and substance reasonably satisfactory to Parent.
     5.14 Additional Information. In case at any time prior to the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
     6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
          (a) The Company Stockholder Approval shall have been obtained, if required by applicable Law.
          (b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.
          (c) The Purchaser shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.
ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties:
          (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company;
          (b) By Parent or the Company, if the Acceptance Time shall not have occurred on or before the Outside Date; provided, however that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of the failure of the Acceptance Time to have occurred on or before the Outside Date;
          (c) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company, the Merger, and such Order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5); provided, however, that the right to terminate under this Section 7.1(c) shall not be available to any party whose material breach of this Agreement has been the primary cause of such action;

          (d) By Parent, at any time prior to the Acceptance Time if (i) a Change of Board Recommendation (or any action by any committee of the Company Board which, if taken by the full Company Board, would be a Change of Board Recommendation) shall have occurred (whether or not in compliance with Section 5.4), (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or enter into or allow the Company or any of the Company Subsidiaries to enter into, a letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal, (iii) any tender offer or exchange offer is commenced by any Person other than Parent, the Purchaser or any Parent Subsidiary with respect to the outstanding Shares and the Company Board shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within ten Business Days after commencement of such tender offer or exchange offer, (iv) the Company shall have breached Section 5.4 in any material respect, (v) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents, or (vi) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the actions specified in clauses (i), (ii), (iii), (iv) or (v) of this Section 7.1(d);
          (e) By the Company, at any time prior to the Acceptance Time if the Company Board determines to accept a Superior Proposal, but only if the Company is permitted to accept such Superior Proposal pursuant to Section 5.4(d); provided, however, that the Company shall simultaneously with such termination enter into the Alternative Acquisition Agreement and pay the Breakup Fee to Parent substantially concurrently with such termination;
          (f) By Parent, at any time prior to the Acceptance Time if: (i) (A) there shall be an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Offer contained in Annex I is not satisfied, (B) Parent shall have delivered to the Company written notice of such Uncured Inaccuracy or breach, and (C) either such Uncured Inaccuracy or breach is not capable of cure or at least 20 Business Days shall have elapsed since the date of delivery of such written notice to the Company and such Uncured Inaccuracy or breach shall not have been cured or (ii) there shall have occurred any adverse event or development which, individually or in the aggregate, has had, and continues to have, a Company Material Adverse Effect and either such effect is not capable of being remedied or at least 20 Business Days shall have elapsed since the occurrence of such effect; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to clause (i) of this Section 7.1(f) if any of the circumstances referred to in clauses (A) through (C) above resulted primarily from the breach of this Agreement by Parent or the Purchaser; or
          (g) By the Company, at any time prior to the Acceptance Time if: (i) there shall be an Uncured Inaccuracy in any representation or warranty of Parent or the Purchaser contained in this Agreement or breach of any covenant of Parent or the Purchaser contained in this Agreement that shall have had, individually or in the aggregate, a material adverse effect upon Parent’s or the Purchaser’s ability to consummate the Offer or the Merger, (ii) the Company shall have delivered to Parent written notice of such Uncured Inaccuracy or breach, and (iii) either such Uncured Inaccuracy or breach is not capable of cure or at least 20 Business Days shall have elapsed since the date of delivery of such written notice to Parent and such Uncured Inaccuracy or breach shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if any of the circumstances referred to clauses (i) through (iii) above resulted primarily from the breach of this Agreement by the Company.
     7.2 Effect of Termination.
          (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (i) with respect to Section 5.3(b) (Confidentiality), Section 5.7 (Public Announcements), this Section 7.2 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.
          (b) In the event that this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e), then the Company shall pay to Parent immediately prior to or concurrently with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, a termination fee of $150,000,000.00 (the “Breakup Fee”);
          (c) In the event that this Agreement is terminated pursuant to Section 7.1(b)and at the time of such termination the Minimum Condition has not been satisfied, and (i) prior to the date of such termination of this Agreement an Acquisition Proposal shall have been publicly disclosed (and not publicly withdrawn prior to such termination) and (ii) within 12 months after such termination, the Company or any Company Subsidiary enters into a definitive agreement to engage in a transaction that constitutes an Acquisition Proposal or consummates a transaction that constitutes an Acquisition Proposal (provided that for purposes of this Section 7.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “15%” shall be deemed to be references to more than 50%), then the Company shall pay to Parent the Breakup Fee on the date no later than two days after the earlier to occur of (1) the consummation of the transaction that constitutes an Acquisition Proposal or (2) the date on which the Company executes a definitive agreement to engage in a transaction that constitutes an Acquisition Proposal.
          (d) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.
          (e) Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather constitutes damages in a reasonable amount that will compensate Parent and the Purchaser in the circumstances in which such Breakup Fee is payable.

          (f) In the event that the Company shall fail to pay the Breakup Fee when due, the Company shall reimburse Parent and the Purchaser for all reasonable costs and expenses actually incurred or accrued by them (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.2, together with interest on the Breakup Fee at the prime rate as quoted on Bloomberg screen (PRIMBB Index) in effect on the date such payment was required to be made through the date of payment plus 2% per annum.
     7.3 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     7.4 Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after the approval of the Merger by the Company’s stockholders has been obtained, there shall be made no waiver that by Law requires further approval by such stockholders without the further approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE 8
GENERAL PROVISIONS
     8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     8.2 Fees and Expenses. Subject to Section 7.2, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.
     8.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery; (c) if sent by facsimile transmission before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in the time zone of the receiving party and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
          If to Parent, the Purchaser or Guarantor, addressed to it at:
               SAP America, Inc.
               3999 West Chester Pike
               Newtown Square, PA 19073
               Tel: (610) 661-1000
               Fax: (610) 661-3274
               Attention: Brad C. Brubaker
          with a copy to (for information purposes only):
               Jones Day
               1755 Embarcadero Road
               Palo Alto, California 94303
               Tel: (650) 739-3939
               Fax: (650) 739-3900
               Attention: Daniel R. Mitz, Esq.
                                Jonn R. Beeson, Esq.
                                Kevin B. Espinola, Esq.
          If to the Company, addressed to it at:
               Sybase, Inc.
               One Sybase Drive
               Dublin, CA 94568
               Tel: (925) 236-5000
               Fax: (925) 236-6823
               Attention: Daniel R. Carl
          with a copy to (for information purposes only):
               Shearman & Sterling
               525 Market Street
               San Francisco, California 94105
               Tel: (415) 616-1100
               Fax: (415) 616-1199
               Attention: Michael J. Kennedy, Esq.
                                Michael S. Dorf, Esq.
     8.4 Certain Definitions. For purposes of this Agreement, the term:

          “2009 Notes” means the 3.5% Convertible Senior Notes due 2029 of the Company.
          “2009 Notes Indenture” means the Indenture dated as of August 4, 2009 between the Company and U.S. Bank National Association, as trustee.
          “Acceptable Confidentiality Agreement” means a confidentiality that contains confidentiality provisions that are no less favorable in all material respects in the aggregate to the Company than those contained in the Confidentiality Agreement.
          “Acquisition Inquiry” means an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for non-public information made or submitted by Parent or Purchaser) that would reasonably be expected to lead to an Acquisition Proposal.
          “Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company that, if consummated, would result in any Person beneficially owning Equity Interests representing 15% or more of the voting power of the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary representing 15% or more of the consolidated assets or revenues of the Company and the Company Subsidiaries taken as a whole, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 15% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act) has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 15% or more of the voting power of the Company or (e) any combination of the foregoing (in each case, other than the Offer and the Merger).
          “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.
          “After Consultation” by a Person means after consultation with such Person’s outside legal counsel and, other than with respect to determinations with respect to the fiduciary duties of such Person’s board of directors, such Person’s financial advisor.
          “Antitrust Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the EC Merger Regulation and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessoning competition through merger or acquisition.
          “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

          “Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commercially Available Software” means “shrink wrap”, “click through”, “browse wrap” or commercial off-the-shelf Software that has not been modified or customized by a third party for the Company or any Company Subsidiary and that is licensed pursuant to a non-negotiated Contract not requiring a physical signature, including Open Source Materials.
          “Company Benefit Plan” shall mean each “employee benefit plan” as defined in ERISA (whether or not subject to ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, shareholder, consultant or independent contractor (or to any dependent or beneficiary thereof) of the Company, a Company Subsidiary or any ERISA Affiliate, which are now, or were within the past 2 years, maintained, sponsored or contributed to by the Company, a Company Subsidiary or any ERISA Affiliate, or under which the Company, a Company Subsidiary or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including all incentive, bonus, pension, profit sharing, consulting, employment, retirement, deferred compensation, severance, vacation, paid time off, holiday, cafeteria, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements.
          “Company Bylaws” means the currently effective bylaws of the Company.
          “Company Certificate” means the currently effective amended and restated certificate of incorporation of the Company.
          “Company Financial Advisor” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.
          “Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company or any of the Company Subsidiaries, including Company Owned Intellectual Property.
          “Company Material Adverse Effect” means any Effect that (i) is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) prevents the consummation of the Offer or the Merger; provided, however, that, in the case of clause (i), none of the following Effects shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) Effects affecting the economies of or financial, credit or capital market conditions in the United States or other countries or regions of the world in which the Company and the Company Subsidiaries operate, to the extent such changes do not adversely affect the Company and the Company Subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate; (b) changes in the trading volume or trading price of the Company Common Stock in and of itself (provided that the facts and circumstances giving rise to changes in such price may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect), (c) changes in the industries in which the Company and the Company Subsidiaries operate, to the extent such changes do not adversely affect the Company and the Company Subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operates, (d) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent such changes do not adversely affect the Company and the Company Subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate, (e) Effects primarily resulting from or arising out of the announcement, pendency or consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, including (1) any loss or departure of officers or other employees of the Company or any of the Company Subsidiaries and (2) any termination, suspension, reduction or similar negative development in the Company’s and the Company Subsidiaries’ relationships with its and their customers, suppliers and other Persons with whom they conduct business, (f) any change in Law or in GAAP (or in the interpretation thereof), to the extent such changes do not adversely affect the Company and the Company Subsidiaries taken as a whole in a disproportionate manner relative to other similarly situated participants in the industries in which the Company and the Company Subsidiaries operate, (g) any Effects primarily resulting from or arising out of (1) the failure by the Company or any of the Company Subsidiaries to take any action expressly prohibited by this Agreement or (2) any actions taken by the Company or any of the Company Subsidiaries as expressly required by this Agreement or with the consent of Parent or the Purchaser (other than operation by the Company and the Company Subsidiaries of their business in the ordinary course of business), (h) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that the facts and circumstances giving rise to such failures may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect), or (i) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or the Company Board arising out of the Offer, the Merger or the other transactions contemplated by this Agreement.
          “Company Option” means an option to purchase Shares issued under any of the Company Stock Option Plans.
          “Company Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned by the Company or any of the Company Subsidiaries.
          “Company Products” means all product offerings, including all Software, of the Company and each of the Company Subsidiaries (i) that have been sold, licensed, distributed or otherwise disposed of, as applicable, within the past 3 years, or (ii) that the Company, or any of the Company Subsidiaries, is otherwise obligated to license, distribute, support or maintain (in each case, excluding, for the avoidance of doubt, (1) those third party products or Open Source Materials embedded in or otherwise part of the product offering and (2) any of the Company’s support, consulting and/or training services).
          “Company Registered Intellectual Property” means all Company Owned Intellectual Property that is Registered Intellectual Property.
          “Company Restricted Stock Awards” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Option Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.
          “Company SAR” means stock appreciation rights issued under any of the Company Stock Option Plans.
          “Company Source Code” means, collectively, any human-readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Company Product.
          “Company Stock Option Plans” means the Sybase, Inc. Amended and Restated 2003 Stock Plan, the Sybase, Inc. 2001 Director Stock Option Plan, the Sybase, Inc. 1999 Nonstatutory Stock Plan, the Sybase, Inc. 1996 Stock Plan, the Sybase, Inc. 1992 Director Stock Option Plan, the Sybase, Inc. 1988 Stock Option Plan, Mobile 365, Inc. 2004 Equity Incentive Plan, MobileWay, Inc. 2000 Stock Option Plan, and InfoMatch, Inc. 2000 Equity Incentive Plan.
          “Company Subsidiary” means a Subsidiary of the Company.
          “Contracts” means any of the binding agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject.
          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.
          “Copyrights” means all copyrights in works of authorship, including rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor.
          “Domain Names” means all Internet domain name registrations.

          “EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 of the Council of the European Union.
          “Effect” means any change, event, development, occurrence or effect.
          “Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means each trade or business (whether or not incorporated) under common control (within the meaning of Section 4001(b) of ERISA) with the Company, or which together with the Company is treated as a single employer under Section 414(t) of the Code.
          “ESPP” means the Sybase, Inc. 1991 Employee Stock Purchase Plan and the Sybase, Inc. 1991 Amended and Restated Foreign Subsidiary Employee Stock Purchase Plan.
          “Equity Interest” means any share, capital stock, partnership, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Fairness Opinion” means the opinion to the Company Board from the Company Financial Advisor to the effect that, as of the date of such opinion, the consideration to be received by the holders of shares of Company Common Stock (other than Parent, Purchaser and their respective affiliates) pursuant to the Offer and Merger, taken together, is fair, from a financial point of view, to such holders.
          “Foreign Employee Benefit Plan” means any Company Benefit Plan that provides benefits only for employees or directors of the Company, any Company Subsidiary or any ERISA Affiliate who are employed outside of the United States.
          “Fully Diluted Basis” means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of shares of Company Common Stock the Company is then required or may be required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefit plans, warrants, options or other securities convertible or exchangeable into or exercisable for Shares or shares of Company Common Stock, or otherwise, including pursuant to the Company Stock Option Plans and the ESPP (assuming all options and other rights to acquire or obligations to issue such shares of Company Common Stock are fully vested and exercisable and all shares of Company Common Stock issuable at any time have been issued, but in each case, excluding (A) all Company Stock Options and Company SARs that are to be canceled as of the Acceptance Time in accordance with Section 2.4 and (B) shares of Company Common Stock issuable upon conversion of the 2009 Notes); provided, that, unless exercisable, shares of Company Common Stock issuable with respect to the Company Rights shall be excluded from such number.
          “GAAP” means generally accepted accounting principles as applied in the United States.
          “Government Bid” means any quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher tier subcontractor of any Governmental Entity in connection with any proposed Government Contract.
          “Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher tier subcontractor.
          “Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision, court, body, agency or regulatory authority thereof.
          “group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.
          “Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
          “Immaterial Trademark Licenses” means licenses or other rights of use granted by Company or any Company Subsidiary in respect of Trademarks to third party vendors to refer to Company as a customer and rights granted to third parties as part of corporate sponsorships, which licenses or rights are not material to any Company Products.
          “Intellectual Property” means the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights, (d) Trademarks, (e) Domain Names and (f) any similar, corresponding or equivalent intellectual property rights to any of the foregoing any where in the world.

          “Intervening Event” means a material event relating to the business of the Company and the Company Subsidiaries which is (i) unknown to the Company Board at or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the Acceptance Time; provided, however, that in no event shall the receipt of an Acquisition Proposal constitute an Intervening Event.
          “IRS” means the United States Internal Revenue Service.
          “knowledge” of a Person means actual knowledge of the Persons listed on Section 8.4 of the Company Disclosure Schedule.
          “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation or Order.
          “Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “Open Source Materials” refers to any Software or other material that is distributed as “free software”, “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).
          “Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
          “Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Schedule 14D-9 and the Proxy Statement.
          “Outbound License Agreements” means non-exclusive licenses to the object code of the Company Products or to immaterial source code of the Company Products granted to customers (directly or indirectly through third Person partners acting as sub-licensors, value added resellers, systems integrators, original equipment manufacturers, telecom carriers, or other distributors or resellers of any kind), sub-licensors, value added resellers, systems integrators, original equipment manufacturers, telecom carriers, or other distributors or resellers of any kind, by the Company or any of the Company Subsidiaries in the ordinary course of business.
          “Outside Date” means August 31, 2010, provided, however, that such date shall automatically be extended to September 30, 2010, if any of the conditions set forth in Section (b), (c)(i) or (c)(ii) of Annex I (in the case of Sections (c)(i) and (c)(ii), treating for this purpose the Outside Date as the Expiration Date) have not been satisfied as of August 31, 2010.

          “Patents” means domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof.
          “Parent Material Adverse Effect” means any Effect that prevents the consummation of the Offer or the Merger.
          “Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the appropriate financial statements in accordance with GAAP and (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising in the ordinary course of business for sums that are immaterial in amount to the Company and the Company Subsidiaries, taken as a whole, and not yet due and payable or other encumbrances arising by operation of Law securing amounts that are immaterial in amount to the Company and the Company Subsidiaries, taken as a whole, and are not yet due and payable arising in the ordinary course of business.
          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).
          “Privacy and Security Laws” means Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing personally identifiable data, including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), and/or (iii) trespass, computer crime and other laws governing unauthorized access to or use of electronic data.
          “Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity, including any of the following: (1) issued Patents and Patent applications; (2) Trademark registrations, renewals and applications; (3) Copyright registrations and applications; and (4) Domain Name registrations.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Software” means computer software, computer programs and databases in any form, together with all related documentation.
          “Specified Governmental Entity” means (i) any U.S. federal or state Governmental Entity, or (ii) any non-U.S. or supranational Governmental Entity whose clearance, consent or approval is required under Antitrust Laws in connection with the transactions contemplated by this Agreement.
          “Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.
          “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by more than “50%”) made by a third party which did not result from a breach of Section 5.4, and which, in the good faith judgment of the Company Board After Consultation (taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the identity of the Person making such proposal, and for which financing is not a condition to the consummation of such Acquisition Proposal), if consummated would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 5.4(d)(ii) subject only to acceptance by the Company)).
          “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.
          “Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
          “Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable).
          “Trademarks” means all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith.
          “Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date shall be deemed to exist only if such representation or warranty shall be inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty shall not have been cured since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there shall not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty shall have been inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty shall not have been cured since such date.

     8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2005 Notes”	Section 3.2(g)

“401(k) Plan”	Section 5.8(c)

“Agreement”	Preamble

“Acceptance Time”	Section 1.1(b)

“Alternative Acquisition Agreement”	Section 5.4(d)(i)

“Book-Entry Shares”	Section 2.2(b)

“Breakup Fee”	Section 7.2(b)

“Certificate of Merger”	Section 1.5

“Certificates”	Section 2.2(b)

“Change of Board Recommendation”	Section 5.4(a)

“Closing”	Section 1.5

“Closing Date”	Section 1.5

“Company”	Preamble

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Common Stock”	Recitals

“Company Compensation Arrangement”	Section 3.12(e)

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.8(a)

“Company Financial Statements”	Section 3.7(a)

“Company Material Contract”	Section 3.13(a)

“Company Permits”	Section 3.5(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Representatives”	Section 5.3(a)

“Company Restricted Stock”	Section 2.4(b)

“Company Rights”	Recitals

“Company Rights Agreement”	Recitals

“Company SEC Documents”	Section 3.6(a)

“Company Stockholder Approval”	Section 3.21

“Confidentiality Agreement”	Section 5.3(c)

“Continuing Directors”	Section 1.3(c)

“D&O Insurance”	Section 5.9(c)

“DGCL”	Recitals

“Director Appointment Date”	Section 1.3(a)

“Dispute”	Section 3.15(i)

“Dissenting Shares”	Section 2.3

“Effective Time”	Section 1.5

“Employment Compensation Arrangement”	Section 3.12(e)

“Employment Practices”	Section 3.12(a)

“Expiration Date”	Section 1.1(d)

“Guarantee”	Section 8.15(c)

“Guaranteed Obligations”	Section 8.15(a)

“Guarantor”	Section 8.15(a)

“Independent Directors”	Section 3.12(e)

“Initial Expiration Date”	Section 1.1(d)

“Insurance Policies”	Section 3.17

“Lease Agreement”	Section 3.13(a)

“Leased Real Property”	Section 3.18(c)

“LGPL”	Section 3.15(f)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Minimum Condition”	Section 1.1(a)

“Notice Period”	Section 5.4(d)(i)

“NYSE”	Section 1.1(h)

“Offer”	Recitals

“Offer Documents”	Section 1.1(h)

“Offer Price”	Recitals

“Offer to Purchase”	Section 1.1(c)

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.8(a)

“Parent Disclosure Schedule”	Article 4

“Parent Representatives”	Section 5.3(a)

“Parent Subsidiary”	Section 4.3(a)

“Paying Agent”	Section 2.2(a)

“Post-Signing Arrangement”	Section 5.12(b)

“Promissory Note”	Section 1.8(a)

“Proxy Statement”	Section 1.6(a)

“Purchaser”	Preamble

“Sarbanes-Oxley Act”	Section 3.6(a)

“Schedule 14D-9”	Section 1.2(b)

“Schedule TO”	Section 1.1(h)

“SEC”	Section 1.1(a)

“Section 16”	Section 5.11

“Shares”	Recitals

“Short Form Threshold”	Section 1.7

“Significant Customer”	Section 3.23

“Special Meeting”	Section 1.6(b)

“Surviving Corporation”	Section 1.4(a)

“Top-Up Closing”	Section 1.8(c)

“Top-Up Exercise Notice”	Section 1.8(c)

“Top-Up Notice Receipt”	Section 1.8(c)

“Top-Up Option”	Section 1.8(a)

“Top-Up Option Shares”	Section 1.8(a)

“Unvested Cash”	Section 2.4(b)
     8.6 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     8.8 Entire Agreement. This Agreement (together with the Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES

CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND THE PURCHASER, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.
     8.9 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder.
     8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement. the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. References to a Person are also to its successors and permitted assigns. All references in this Agreement to “$“refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

     8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
          (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions within and outside the United States of America by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process anywhere in the world in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).
     8.13 Counterparts. This Agreement may be executed by facsimile or portable document format (PDF) and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to any valid termination of this Agreement in accordance with Section 7.1, (a) each party shall be entitled at its election to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, and this right shall include the right of the Company to cause Parent and the Purchaser to cause the Offer and the Merger to be consummated and (b) the parties shall waive, in any action for specific performance, the defense of adequacy of a remedy at Law. A party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for Liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.
     8.15 Guaranty.
          (a) To induce the Company to enter into this Agreement, SAP AG, an Aktiengesellschaft organized under the laws of Germany (“Guarantor”), intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment and performance of (i) Parent’s and the Purchaser’s obligations under this Agreement, including with respect to the Offer, and all fees and expenses associated therewith and (ii) Parent’s and the Purchaser’s liability and obligations (including for breach) under this Agreement (collectively, the “Guaranteed Obligations”). This guarantee may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on Guarantor and its successors and assigns until the Guaranteed Obligations have been satisfied in full. Guarantor further covenants and agrees that, unless waived by the Company, it will, not later than five Business Days following the date hereof, appoint in accordance with applicable Law a registered agent for service of process in the State of Delaware, and Guarantor shall maintain such registered agent as its agent for service of process in the State of Delaware without interruption until the Effective Time.
          (b) All payments pursuant to this Section 8.15 shall be made in lawful money of the United States, in immediately available funds. Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of Guarantor of any kind.

          (c) The guarantee set forth in Section 8.15(a) (the “Guarantee”) is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance by Parent and the Purchaser of the Guaranteed Obligations and not of collection. Should Parent or the Purchaser default in the payment or performance of any of the Guaranteed Obligations, Guarantor’s obligations hereunder shall become immediately due and payable to the Company. Claims hereunder may be made on one or more occasions. If any payment in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made.
          (d) Guarantor agrees that the Guaranteed Obligations shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or the Purchaser; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations or rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms hereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) the addition, substitution or release of any Person interested in the transactions contemplated by this Agreement; (iv) any change in the corporate existence, structure or ownership of Parent or the Purchaser; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or the Purchaser; (vi) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations; or (vii) the existence of any claim, set-off or other right which Parent or the Purchaser may have at any time against the Company (other than rights of the Purchaser pursuant to this Agreement), whether in connection with the Guaranteed Obligations or otherwise. Guarantor waives promptness, diligence, notice of the acceptance of the Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or the Purchaser or any other Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally (other than, in each case, fraud, willful misconduct and intentional misrepresentation by the Company or any of its affiliates), defenses to the payment of the Guaranteed Obligations that are available to Parent or the Purchaser under this Agreement and defenses available to Guarantor under the Guarantee. Guarantor acknowledges that it has received and will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 8.15 are knowingly made in contemplation of such benefits.
          (e) No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power pursuant to this Section 8.15 shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power pursuant to this Section 8.15 preclude any other or future exercise of any right, remedy or power pursuant to this Section 8.15. Each and every right, remedy and power granted to the Company pursuant to this Section 8.15 or allowed it by Law or agreement with respect to this Section 8.15 shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, exhaust any or all of the Company’s rights against Parent, the Purchaser or any other Person liable for any Guaranteed Obligations prior to proceeding against Guarantor hereunder or resort to any security or other means of collecting payment. This Guarantee may only be amended by a writing signed and delivered by Guarantor and the Company.
          (f) Guarantor hereby represents and warrants and covenants that: (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of Guarantor’s organizational documents or any Law or contractual restriction binding on Guarantor or its assets; (ii) this Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), (iii) nothing in this Agreement will terminate its obligations under the Confidentiality Agreement and (iv) Guarantor will not issue any press release or other communication in contravention of Section 5.7.
          (g) Nothing in this Section 8.15 shall waive any defenses, counterclaims or rights of setoff that Parent or the Purchaser may have under this Agreement or applicable Law.

          IN WITNESS WHEREOF, Parent, the Purchaser, the Company and Guarantor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SAP AMERICA, INC.
By:	/s/ Brad Brubaker
a duly authorized signatory

SHEFFIELD ACQUISITION CORP.
By:	/s/ Brad Brubaker
a duly authorized signatory

SYBASE, INC.
By:	/s/ John S. Chen
a duly authorized signatory

Solely with respect to Article 8: SAP AG
By:	/s/ Werner Brandt
a duly authorized signatory

By:	/s/ Michael Junge
a duly authorized signatory

ANNEX I
CONDITIONS TO THE OFFER
          Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:
          (a) the Minimum Condition shall not have been satisfied at the Expiration Date;
          (b) at or prior to the Expiration Date, (i) any waiting period under the HSR Act applicable to the transactions contemplated by the Merger Agreement has not expired or been earlier terminated or (ii) (A) the European Commission (“Commission”) has not taken a decision under Article 6(1)(b) of the EC Merger Regulation (or has not been deemed to have taken a decision pursuant to Article 10(6) of the EC Merger Regulation) declaring that such transactions are compatible with the common market and (B) if the Commission has taken a decision to refer the whole or part of the transactions contemplated by the Merger Agreement to the competent authorities of a Member State in accordance with Article 9(3) of the EC Merger Regulation, any such authority has not taken a decision with equivalent effect to the decisions in paragraph (A) above with respect to those parts of the transactions referred to such authority; or
          (c) the Agreement shall have been terminated in accordance with its terms or any of the following conditions has occurred and is continuing at the Expiration Date:
     (i) there shall be pending any suit, action or proceeding by any Specified Governmental Entity of competent jurisdiction against Parent, the Purchaser, the Company or any Company Subsidiary in connection with the Offer or the Merger, (A) challenging the acquisition by Parent or the Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger, (B) seeking to prohibit or impose limitations on the ability of Parent or the Purchaser, or otherwise to render Parent or the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer, or the Merger, or seeking to require divestiture of any or all of the Shares to be purchased pursuant to the Offer, the Top-Up Option or in the Merger, (C) seeking to prohibit or impose any limitations on the ownership or operation by Parent, the Company or any of their respective Subsidiaries, of all or any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement, or otherwise seeking to compel Parent, the Company or any of their respective Subsidiaries to divest, dispose of, license or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries as a result of or in connection with the Offer, the Merger or the other

Annex I-1

transactions contemplated by the Merger Agreement, or (D) seeking to prohibit or impose limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares to be purchased pursuant to the Offer, upon exercise of the Top-Up Option or otherwise in the Merger, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company;
     (ii) there shall be any Order or Law enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or similar waiting periods with respect to the EC Merger Regulation that (x) has resulted, or is reasonably likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above, or (y) has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;
     (iii) (A) any representation or warranty of the Company contained in Section 3.2 of the Merger Agreement shall fail to be true and correct in all material respects, as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), or (B) any other representation or warranty of the Company contained in the Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications shall fail to be true and correct in any respect as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect; provided, however, if either the total number of Shares set forth in the second sentence of Section 3.2(a) of the Merger Agreement, or the total number of Shares subject to outstanding Company Options, Company SARs and reserved for issuance under the ESPP set forth in the first sentence of Section 3.2(b), in each case as of May 10, 2010, exceeds such actual numbers as of such date by more than a “de minimis” amount, such representations and warranties in Section 3.2 of the Merger Agreement shall be deemed to fail to be true and correct in all material respects.
     (iv) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

Annex I-2

     (v) Since the date of this Agreement, a Company Material Adverse Effect has occurred and is continuing;
     (vi) the Purchaser shall have not received a certificate of the Company, executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (c)(iii), (c)(iv) and (c)(v) of this Annex I have not occurred; or
     (vii) the Merger Agreement shall have been terminated in accordance with its terms.
          The foregoing conditions (including those set forth in clauses (a), (b) and (c) of the initial paragraph) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except that the Minimum Condition may not be waived), in each case subject to the terms of the Merger Agreement. Any reference in this Annex I or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and the Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.
          The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 12, 2010, by and among SAP America, Inc., Sheffield Acquisition Corp. and Sybase, Inc.

Annex I-3